UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SEACHANGE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SEACHANGE INTERNATIONAL, INC.

500 Totten Pond Road, Suite 400

Waltham, Massachusetts 02451

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 9, 2020

Due to the public health concerns regarding the novel coronavirus disease (“COVID-19”) pandemic, we are holding the Annual Meeting of Stockholders (the “Annual Meeting”) of SeaChange International, Inc. (“SeaChange” or the “Company”) in a virtual-only meeting format to support the health and well-being of our team members and stockholders.  You will not be able to attend the Annual Meeting at a physical location, but rather you can log onto the meeting at www.virtualshareholdermeeting.com/SEAC2020.  The Annual Meeting will be held on Thursday, July 9, 2020 at 10:00 a.m., Eastern Time, to consider and act upon each of the following matters:

1.	To elect the nominee named in the proxy statement to the Board of Directors to serve for a three-year term as a Class III Director.
2.	To conduct an advisory vote on the compensation of the Company’s named executive officers.
3.	To ratify the appointment of the Company’s independent registered public accounting firm.
4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on May 19, 2020, the record date fixed by the Board of Directors for such purpose.

IF YOU PLAN TO ATTEND:

If you are a registered stockholder or beneficial owner of common stock holding shares at the close of business on the record date, you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SEAC2020 and logging in by entering the multi-digit control number found on your proxy card, voter instruction form, or Notice Regarding Internet Availability of Proxy Materials, as applicable. If you lost your multi-digit control number or are not a stockholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/SEAC2020 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting. You may log into www.virtualshareholdermeeting.com/SEAC2020 beginning at 9:45 a.m., Eastern Time, on July 9, 2020. The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time on July 9, 2020. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual stockholder meeting site for assistance.

You may vote if you were a stockholder as of the record date. We urge you to read the proxy statement carefully and to vote in accordance with the recommendations of the Board of Directors. If voting in advance, you should vote by the deadlines specified in the proxy statement, and may do so by telephone or Internet, or, if you requested printed materials, by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you do not vote in advance and instead plan to vote during the Annual Meeting, you may do so if you enter the multi-digit control number found on your proxy card, voter instruction form, or Notice Regarding Internet Availability of Proxy Materials, as applicable, at the time you log into the meeting at www.virtualshareholdermeeting.com/SEAC2020. Our list of stockholders will be available for the 10 days prior to the Annual Meeting.  If you want to inspect the stockholder list, email our investor relations department at SEAC@gatewayir.com to make arrangements.  The list of stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.

If you have additional questions about the Annual Meeting, please contact Michael Prinn at michael.prinn@schange.com.

By Order of the Board of Directors,
Michael Prinn,
Chief Financial Officer, Senior Vice President and Treasurer

Waltham, Massachusetts

May 27, 2020

Whether or not you expect to attend the meeting, we encourage you to vote promptly, following the instructions in the materials you received, to ensure that your shares are represented at the meeting.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 9, 2020:

The Notice of Annual Meeting of Stockholders, Proxy Statement and the Company’s 2020 Annual Report are available at www.investors.seachange.com.

2020 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

SEACHANGE INTERNATIONAL, INC.

500 Totten Pond Road, Suite 400

Waltham, Massachusetts 02451

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

July 9, 2020

May 27, 2020

This proxy statement is being furnished by the Board of Directors (the “Board”) of SeaChange International, Inc. (“SeaChange” or the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, July 9, 2020, at 10:00 a.m., Eastern Time.  Due to public health concerns regarding the novel coronavirus disease (“COVID-19”) pandemic, the Annual Meeting will be held in a virtual-only format.  To attend and participate in the Annual Meeting:

•	Visit www.virtualshareholdermeeting.com/SEAC2020; and
•	Enter the multi-digit control number listed on your proxy card, voter instruction form, or Notice Regarding Internet Availability of Proxy Materials, as applicable.

The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time, on July 9, 2020.  We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure you can hear the streaming audio.  You may log onto the virtual platform beginning at 9:45 a.m., Eastern Time, on July 9, 2020.  The virtual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have a strong internet connection from wherever you intend to participate in the Annual Meeting.

Only stockholders of record as of the close of business on May 19, 2020 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof.  As of the Record Date, there were 37,521,151 shares of our common stock outstanding.  Each stockholder has one vote for each share of common stock held as of the Record Date.

SeaChange is pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish their proxy materials over the Internet. We believe that this process allows SeaChange to provide its stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing its proxy materials. As a result, SeaChange is mailing to its stockholders of record entitled to vote at the Annual Meeting on or about May 29, 2020, a Notice Regarding Internet Availability of Proxy Materials (sometimes referred to as the “Notice”) instead of a paper copy of this proxy statement and SeaChange’s 2020 Annual Report. The Notice contains instructions on how to access those documents over the Internet.  The Notice also contains instructions on how to request a paper copy of our proxy materials.  All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail. All other stockholders will not receive a printed copy of the proxy materials unless one is requested.

A number of brokers with account holders who are stockholders of SeaChange will be “householding” our proxy materials. A single copy of the Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the Notice, please notify your broker and direct a written request to SeaChange International, Inc., 500 Totten Pond Road, Suite 400, Waltham, Massachusetts 02451, Attention: Secretary, or contact the Secretary by telephone at (978) 897-0100.  Stockholders who currently receive multiple copies of the Notice at their address and would like to request “householding” of future communications should contact their broker. In addition, upon written or oral request to the address or telephone number set forth above, we will promptly deliver a separate copy of the Notice to any stockholder at a shared address to which a single copy of the documents was delivered.

Information Regarding Voting and Proxies

Stockholders may vote in one of the following ways:

1.	Via the internet, by visiting www.proxyvote.com.
2.	By telephone, by calling the number on your proxy card, voter instruction form, or Notice Regarding of Internet Availability of Proxy Materials.
3.	By mail, by marking, signing, dating and mailing your proxy card if you requested printed materials, and returning it in the enclosed postage paid envelope by return mail; or
4.	By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/SEAC2020.

Any proxy may be revoked by a stockholder at any time before its exercise by either delivering written revocation or a later dated proxy to the Secretary of SeaChange, entering a new vote by Internet or telephone, or by voting your shares while logged in and participating in the virtual Annual Meeting. Only your latest dated proxy will count.

All properly completed proxy forms returned in time to be cast at the Annual Meeting will be voted. Stockholders are being asked to vote with respect to the election of the Class III Director, an advisory vote on the compensation of the Company’s named executive officers and the ratification of the selection of SeaChange’s independent registered public accounting firm. Where a choice has been specified on the proxy card with respect to each proposal, the shares represented by the proxy will be voted in accordance with your specifications. If no specification is indicated on the proxy card, the shares represented by the proxy will be voted FOR the nominee named herein for election to the Board to serve as a Class III Director, FOR approval of the compensation of the Company’s named executive officers, and FOR the ratification of the selection of SeaChange’s independent registered public accounting firm.

A majority-in-interest of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. On all matters being submitted to stockholders at this Annual Meeting, an affirmative vote of at least a majority of the shares present, in person or represented by proxy, and voting on that matter is required for approval or ratification. An automated system administered by Broadridge Financial Solutions, Inc. tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions, as well as broker “non-votes” are not considered to have been voted for such matters and have the practical effect of having no impact on the outcome of the vote.

The Board knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as proxies and in accordance with the SEC’s proxy rules. See “Stockholder Proposals” herein at page 10.  The persons named as proxies, Michael Prinn, Chief Financial Officer, Senior Vice President and Treasurer, and Elaine Martel, Senior Corporate Attorney, were selected by the Board.

OWNERSHIP OF SECURITIES

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of SeaChange common stock as of May 19, 2020 by:

•	each person or entity who is known by SeaChange to beneficially own more than five percent (5%) of the common stock of SeaChange;
•	each of the directors of SeaChange and each of the executive officers of SeaChange named in the Summary Compensation Table on page 32; and
•	all of the directors and executive officers of SeaChange as a group.

Except for the named executive officers and directors, none of these persons or entities has a relationship with SeaChange, except as disclosed below under “Certain Relationships and Related Transactions.” Unless otherwise indicated, the address of each person or entity named in the table is c/o SeaChange International, Inc., 500 Totten Pond Road, Suite 400, Waltham, Massachusetts 02451, and each person or entity has sole voting power and investment power (or shares such power with his or her spouse), with respect to all shares of capital stock listed as owned by such person or entity.

The number and percentage of shares beneficially owned is determined in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares of common stock underlying restricted stock units (“RSUs”), performance stock units (“PSUs”), deferred stock units (“DSUs”), options or warrants that are exercisable by that person within sixty (60) days of May 19, 2020. However, the shares underlying RSUs, PSUs, DSUs, options or warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentage of beneficial ownership is based on 37,521,151 shares of SeaChange’s common stock outstanding as of May 19, 2020.

Name	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Common Stock Outstanding
Yossi Aloni (2)	197,451	*
Michael Prinn (3)	—	*
Marek Kielczewski	794,602	2.1%
Chad Hassler (4)	41,667	*
Edward Terino (5)	278,959	*
Mark Bonney (6)	165,442	*
David McEvoy (7)	263,323	*
Peter Faubert (8)	205,104	*
Robert Pons (9)	133,639	*
Andrew Sriubas	167,843	*
Jeffrey Tuder (10)	136,639	*
Karen Singer/TAR Holdings LLC (11) 212 Vaccaro Drive Cresskill, NJ 07626	6,067,616	16.2%
Footprints Asset Management & Research, Inc. (12) 11422 Miracle Hills Drive, Suite 208 Omaha, NE 68154	3,054,458	8.1%
Dimensional Fund Advisors, LP (13) Building One 6300 Bee Cave Road Austin, TX 78746	2,104,846	5.6%
All Executive Officers and Directors as a group (7 persons) (14)	1,471,841	3.8%

*	Less than 1%
(1)

Includes shares of Common Stock which have not been issued but are subject to options which either are presently exercisable or will become exercisable within sixty (60) days of May 19, 2020, as follows: Mr. Aloni: 175,001 shares, Mr. Kielczewski: 347,280 shares and Mr. Hassler: 41,667 shares.  Includes DSUs that will have vested within sixty (60) days of May 19, 2020, as follows: Mr. Pons: 59,172 DSUs; Mr. Sriubas: 59,172 DSUs; and Mr. Tuder: 59,172 DSUs.

(2)

Mr. Aloni was appointed as President and Chief Executive Officer of the Company on August 29, 2019 as previously reported on a Form 8-K filed with the SEC on August 29, 2019 after serving as the Company’s Chief Commercial Officer since January 2, 2019.  Mr. Aloni was appointed as a director of the Company on October 31, 2019 as previously reported on a Form 8-K filed with the SEC on November 4, 2019.

(3)

Mr. Prinn joined the Company on October 8, 2019 as the Chief Financial Officer, Senior Vice President & treasurer of the Company as previously reported on a Form 8-K filed with the SEC on October 8, 2019.

(4)

Mr. Hassler was appointed as the Chief Commercial Officer of the Company on August 29, 2019 as previously reported on a Form 8-K filed with the SEC on August 29, 2019 after serving as the Vice President, North American Sales since February 11, 2019.

(5)

Mr. Terino resigned as the Chief Executive Officer and director of the Company on February 24, 2019 as previously reported on a Form 8-K filed with the SEC on February 26, 2019.  The entry in the table above reflects Mr. Terino’s equity position as of the date of his employment termination.  Information regarding any stock transactions after his employment termination date are not included.

(6)

Mr. Bonney was appointed Executive Chair on April 4, 2019 as previously reported on a Form 8-K filed with the SEC on April 5, 2019; resigned as Executive Chair on October 1, 2019, but remained with the Company as the Chairman of the Board; and retired as Chairman of the Board on December 3, 2019 as previously reported on a Form 8-K filed with the SEC on December 4, 2019.  The entry in the table above reflects Mr. Bonney’s equity position as of the date of his retirement from the Board.  Information regarding any stock transactions after his retirement date are not included.

(7)

Mr. McEvoy’s employment with the Company as the General Counsel, Senior Vice President & Secretary terminated on September 30, 2019. The entry in the table above reflects Mr. McEvoy’s equity position as of the date of his employment termination and post-termination continued vesting of his equity awards.  Information regarding any stock transactions after his employment termination date are not included.

(8)

Mr. Faubert’s employment with the Company as the Chief Financial Officer, Senior Vice President & Treasurer terminated on October 8, 2019 as previously reported on a Form 8-K filed with the SEC on October 8, 2019. The entry in the table above reflects Mr. Faubert’s equity position as of the date of his employment termination and a post-termination vesting of one of his equity awards.  Information regarding any stock transactions after his employment termination date are not included.

(9)

Mr. Pons was elected as a director to the Board on February 28, 2019 pursuant to the terms of the Cooperation Agreement, dated as of February 28, 2019 with TAR Holdings LLC and Karen Singer (collectively “TAR”) as previously reported on a Form 8-K filed with the SEC on March 1, 2019 (the “Cooperation Agreement”).

(10)	Mr. Tuder was elected as a director to the Board on February 28, 2019 pursuant to the terms of the Cooperation Agreement.
(11)

According to a Schedule 13D/A filed on August 12, 2019, Karen Singer and TAR Holdings LLC may be deemed to have sole dispositive power and sole voting power over the above-mentioned 6,067,616 shares. Ms. Singer and TAR Holdings LLC are parties to the Cooperation Agreement.

(12)

According to a Schedule 13G filed on February 14, 2019, Footprints Asset Management and Research, Inc. may be deemed to have sole dispositive power and sole voting power over the above-mentioned 3,054,458 shares.

(13)

According to an amended Schedule 13G/A filed on February 12, 2020, Dimensional Fund Advisors LP may be deemed to have sole dispositive power with respect to all 2,104,846 of the above-mentioned shares and sole voting power over 1,963,325 of the above-mentioned shares. Dimensional Fund Advisors LP serves as investment advisor to four investment companies and serves as investment manager to certain other commingled group trusts and investment accounts, which own the above-mentioned shares. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.

(14)

This group is comprised of SeaChange’s executive officers and directors as of the date of this proxy statement. Includes an aggregate of 741,464 shares of Common Stock which the directors and executive officers, as a group, have the right to acquire by exercise of stock options or will acquire upon vesting of RSUs or DSUs within sixty (60) days of May 19, 2020.

PROPOSAL NO. I

ELECTION OF DIRECTORS

SeaChange’s Board currently consists of four members, three of whom are independent, non-employee directors. The Board is divided into three classes. Each class is elected for a term of three years, with the terms of office of the directors in the respective classes expiring in successive years.

The present term of the current Class III Director, Mr. Tuder, expires at the Annual Meeting.  The Board, based on the recommendation of the Corporate Governance and Nominating Committee, has nominated Mr. Tuder for re-election as a Class III Director. The nomination of Mr. Tuder is consistent with the obligations of the Company pursuant to the Cooperation Agreement, as described herein.  The Board knows of no reason why the nominee should be unable or unwilling to serve, but if that should be the case, proxies may be voted for the election of some other person selected by the Board.  Mr. Tuder has consented to being named in this proxy statement as a nominee to be a Class III Director and to serving in that capacity, if elected.

The Board unanimously recommends a vote “FOR” the Nominee listed below.

The following table sets forth, for the Class III nominee to be elected at the Annual Meeting and each of the other current directors, the year the nominee or director was first appointed or elected a director, the principal occupation of the nominee or director during at least the past five years, any other public company boards on which the nominee or director serves or has served in the past five years, the nominee’s or director’s qualifications to serve on the Board and the age of the nominee or director. In addition, included in the information presented below is a summary of each nominee’s or director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he should serve as a director.

Class III Director (Term Expires at 2020 Annual Meeting)

Director’s Name and Year First Became Director Jeffrey Tuder (2019)

Position and Principal Occupation and Business Experience During the Past Five Years

Director & Vice Chairman of the Board

Jeffrey M. Tuder, 47, has served as the Vice Chairman of the Board since December 2019, Director of SeaChange since February 2019 and was appointed to the Board at that time pursuant to the terms of the Cooperation Agreement.  Mr. Tuder is the founder of Tremson Capital Management, LLC and is currently a Director of Inseego Corp. (NASDAQ: INSG), where he serves as Chairman of the Audit and Compensation Committees. Previously, Mr. Tuder served as a Director of MRV Communications (NASDAQ: MRVC) where he served as Chairman of the Audit Committee prior to its sale to ADVA Optical Networking.  Mr. Tuder occupied investment roles at a number of investment firms, including Fortress Investment Group, LLC, Nassau Capital, LLC (Princeton University’s endowment), KSA Capital, JHL Capital Group, CapitalSource Finance, and ABS Capital Partners (Alex. Brown & Sons).  Mr. Tuder has served on the board of directors and advisory boards of numerous privately-held companies.  He received a B.A. in English Literature from Yale College.  Mr. Tuder’s private equity and hedge fund investment experience, his expertise in evaluating both public and private investment opportunities across numerous industries, and his ability to think creatively in considering ways to maximize long-term shareholder value provide a valuable background for him to serve as a member of the Board.

Class I Director (Term Expires at 2021 Annual Meeting)

Director’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Yossi Aloni (2019)

Director, President and Chief Executive Officer

Mr. Aloni, 51, joined the Company on January 2, 2019 as Chief Commercial Officer and Senior Vice President.  He was appointed to the Office of the CEO in February 2019 and served in that position until April 2019 before being appointed as the President and Chief Executive Officer in August 2019. Mr. Aloni was appointed as a Director of the Company in October 2019.  Prior to joining SeaChange, Mr. Aloni was the Chief of Corporate Operations of ATEME from January 2015 to January 2019. Mr. Aloni served as the Vice President, Product Management & Marketing at Magnum Semiconductor from January 2010 to January 2015. Prior to joining Magnum Semiconductor, Mr. Aloni was the President at Optibase.  Mr. Aloni has held various other positions with Ted-Ad/MGM International and HOT.  Mr. Aloni also served as Lieutenant, Head of Video Section for the Israel Defense Forces.  Mr. Aloni’s extensive management experience in the media industry provides a relevant and informed background for him to serve as a member of the Board.

Class II Directors (Terms Expire at 2022 Annual Meeting)

Nominee’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Robert M. Pons (2019)

Director and Chairman of the Board

Robert Pons, 64, has served as the Chairman of the Board since November 2019, a Director of SeaChange since February 2019, and was appointed to the Board at that time pursuant to the terms of the Cooperation Agreement. Mr. Pons is the President and Chief Executive Officer of Spartan Advisors Inc., a management consulting firm specializing in telecom and technology companies. From May 2014 until January 2017, he was Executive Vice President of Business Development and from September 2011 until June 2016 was on the board of directors, of HC2 Holdings, Inc. (“HC2”) (NYSE MKT: HCHC), a publicly traded diversified holding company with a diverse array of operating subsidiaries, including telecom/infrastructure, construction, energy, technology, gaming and life sciences. From February 2011 to April 2014, Mr. Pons was Chairman of Live Micro Systems, Inc. (formerly Livewire Mobile), a comprehensive one-stop digital content solution for mobile carriers. From January 2008 until February 2011, Mr. Pons was Senior Vice President of TMNG Global (now Cartesian), a leading provider of professional services to the telecommunications industry and the capital formation firms that support it. From January 2003 until April 2007, Mr. Pons served as President and Chief Executive Officer of Uphonia, Inc. (previously SmartServ Online, Inc.), a wireless applications service provider. From March 1999 to August 2003, Mr. Pons was President of FreedomPay, Inc., a wireless device payment processing company. During the period January 1994 to March 1999, Mr. Pons was President of Lifesafety Solutions, Inc., a software company catering to 911 call centers. Mr. Pons previously served on the boards of directors of Inseego, Inc., Network-1 Technologies, Inc., Arbinet Corporation, PTGi, Inc., HC2, Proxim Wireless Corporation, MRV Communications, Inc., DragonWave-X and Concurrent Computer Corporation. Mr. Pons holds a B.A. degree from Rowan University with Honors. Mr. Pons has over 30 years of management experience with telecommunications companies including MCI, Inc., Sprint, Inc. and Geotek, Inc. Mr. Pons’s experience serving on public company boards of directors, his knowledge and expertise as a pioneer in the telecommunications industry and his experience as a senior level executive working in the telecommunications industry provide a relevant and informed background for him to serve as a member of the Board.

Andrew Sriubas (2017)

Director

Andrew Sriubas, 51, has served as a Director of SeaChange since August 2017. In addition, Mr. Sriubas has served as Chief Commercial Officer of Outfront Media since August 2017, and previously served as Executive Vice President of Strategic Planning & Development from July 2014 through August 2017.  Mr. Sriubas began his career with Citibank in media and tech investment banking and held managing director roles at other firms including Donaldson Lufkin Jenrette, UBS, and JP Morgan, before joining Sonifi as Chief Strategist and Head of Corporate Development. Mr. Sriubas is a member of the Advisory Committee of Palisades Growth Capital, and also serves as an advisor to Secure Mobile Contact System Co. and Tout Inc. Mr. Sriubas is also a director of the Jack Kemp Foundation. Mr. Sriubas holds a B.S. in Finance from the Carroll School of Management at Boston College. Mr. Sriubas has been an advisor to the Board since May 2016 and previously chaired the Company’s Advisory Board that works with the management team on strategic and technology matters.  Mr. Sriubas’ experience as a former telecom, media and technology banker; his experience developing new technologies to advance innovative business models as he has for the digital theatre industry, hospitality industry and now in his capacity redrawing the out of home/location media landscape provide a relevant and informed background for him to serve as a member of the Board.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Determination of Director Independence

The Board has determined that Messrs. Pons, Sriubas and Tuder are “independent” directors, meeting all applicable independence requirements of the SEC, including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Marketplace Rules of The NASDAQ Stock Market (“NASDAQ”). In making this determination, the Board affirmatively determined that none of such directors has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  With respect to Messrs. Pons and Tuder, the Board determined that neither the identification of each as a director nominee by TAR Holdings LLC and Karen Singer, nor the terms of Cooperation Agreement, precluded a determination that each of Messrs. Pons and Tuder qualified as “independent”.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2021 Annual Meeting of Stockholders must be received no later than the close of business on January 29, 2021 at SeaChange’s principal executive offices in order to be included in the SeaChange proxy statement for that meeting. Any such stockholder proposals should be submitted to SeaChange International, Inc., 500 Totten Pond Road, Waltham, Massachusetts, 02451, Attention: Secretary. Under the By-Laws of SeaChange, stockholders who wish to make a proposal at the 2021 Annual Meeting — other than one that will be included in SeaChange’s proxy materials — must notify SeaChange no earlier than December 30, 2020, and no later than January 29, 2021. If a stockholder who wishes to present a proposal fails to notify SeaChange by January 29, 2021, the stockholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the By-Laws of SeaChange, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2021 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

In order to curtail controversy as to the date on which a proposal will be marked as received by SeaChange, it is suggested that stockholders submit their proposals by Certified Mail — Return Receipt Requested.

Availability of Corporate Governance Documents

SeaChange’s Code of Ethics and Business Conduct (“Ethics Policy”) for all directors and all employees of SeaChange, including executive officers, and the charters for the Audit, Compensation, and Corporate Governance and Nominating Committees of the Board are available on SeaChange’s website at www.seachange.com under the “Corporate Governance” section of the “Investor Relations” link. SeaChange will ensure that amendments, if any, to these documents are disclosed and posted on this website within four (4) business days of any such amendment.

Board Meetings

The Board of SeaChange met twenty-three (23) times and acted by written consent twelve (12) times during the fiscal year ended January 31, 2020. During the fiscal year ended January 31, 2020, each then director attended at least seventy-five percent (75%) of the total number of meetings of the Board and meetings of all the committees of the Board on which they serve. SeaChange has a policy that each member of its Board is encouraged to attend SeaChange’s Annual Meeting of Stockholders. Last year, all of the directors attended the Annual Meeting of Stockholders that was held on July 11, 2019.

Board Leadership Structure

Mr. Markey served as Chairman of the Board until April 4, 2019, at which time he resigned from the position when Mr. Bonney was appointed as the Company’s Executive Chair.  In connection with that appointment, Mr. Bonney fulfilled the duties of Chairman of the Board and as the Company’s principal executive officer.  Effective August 29, 2019, Mr. Bonney stepped down as the Company’s principal executive officer when Yossi Aloni was appointed President and Chief Executive Officer of the Company, but remained in the position of Executive Chair.

Effective October 1, 2019, Mr. Bonney resigned as Executive Chair, but continued as the Chairman of the Board until his retirement on December 3, 2019.  On December 4, 2019, Mr. Pons was appointed Chairman of the Board, and on December 9, 2019, Mr. Tuder was appointed Vice Chairman of the Board.  In the capacity of Chairman of the Board and/or Executive Chair, Messrs. Markey, Bonney and Pons each set the agenda for Board meetings and served to facilitate and improve communication between the independent directors and the Company’s senior management.

Board Nomination Rights

Pursuant to the terms of the Cooperation Agreement, TAR was granted the right to cause the Board to appoint Robert Pons as a Class II Director, to appoint Jeffrey Tuder as a Class III Director, and, subject to the terms of the Cooperation Agreement, nominate, recommend, support and solicit proxies for Mr. Pons at the 2019 Annual Meeting of Stockholders.  The foregoing summary of the Cooperation Agreement is qualified in its entirety by reference to the complete text of the Cooperation Agreement that is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2019.

Board Oversight of Risk

The Board oversees the business and strategic risks of SeaChange, including risks related to cybersecurity. The Audit Committee oversees financial reporting, internal controls and compliance risks confronting SeaChange. The Compensation Committee oversees risks associated with SeaChange’s compensation policies and practices, including performance-based compensation and change in control plans. The Corporate Governance and Nominating Committee oversees risks relating to corporate governance and the process governing the nomination of members of the Board. SeaChange provides a detailed description of the risk factors impacting its business in its Annual Report on Form 10-K and if necessary, its Quarterly Reports on Form 10-Q filed with the SEC.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The members of each committee are appointed by the Board based on the recommendation of the Corporate Governance and Nominating Committee. The members are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting. Each of these standing committees is governed by a committee-specific charter that is reviewed periodically by the applicable committee pursuant to the rules set forth in each charter. The Board annually conducts a self-evaluation of each of its committees. All members of all committees are independent directors.

Audit Committee

The current Audit Committee members are Mr. Tuder (Chairman, effective April 4, 2019) and Messrs. Pons and Sriubas, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. Mr. Bonney had previously been the Audit Committee Chairman from May 1, 2018 until his appointment as Executive Chair on April 4, 2019; Ms. Cotton served on the Audit Committee until her retirement on May 5, 2019; Mr. Markey served on the Audit Committee until his retirement on September 15, 2019.  In addition, SeaChange’s Board has determined that each member of the Audit Committee is financially literate and that Mr. Tuder satisfies the requirement of the Marketplace Rules applicable to NASDAQ-listed companies that at least one member of the Audit Committee possess financial sophistication and that Mr. Tuder is an “audit committee financial expert” as defined in the rules and regulations promulgated under the Exchange Act. The Audit Committee’s oversight responsibilities include matters relating to SeaChange’s financial disclosure and reporting process, including the system of internal controls, the performance of SeaChange’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of SeaChange’s independent auditors. The Audit Committee met eight (8) times and acted by written consent three (3) times during fiscal 2020. The responsibilities of the Audit Committee and its activities during fiscal 2020 are more fully described under the heading “Report of the Audit Committee” contained in this proxy statement.

Compensation Committee

The current Compensation Committee members are Mr. Sriubas (Chairman, effective April 4, 2019) and Messrs. Pons and Tuder, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. Mr. Bonney had previously been a member and the Chairman of the Compensation Committee from August 17, 2017 until his appointment as Executive Chair on April 4, 2019, and Ms. Cotton served on the Compensation Committee until her retirement on May 5, 2019.  Among other things, the Compensation Committee determines the compensation, including stock options, RSUs and other equity compensation, of SeaChange’s management and key employees, administers and makes recommendations concerning SeaChange’s equity compensation plans, and ensures that appropriate succession planning takes place for all levels of management, department heads and senior management. The Compensation Committee met seven (7) times and acted by unanimous written consent fourteen (14) times during fiscal 2020. The responsibilities of the Compensation Committee and its activities during fiscal 2020 are more fully described in this proxy under the heading, “COMPENSATION DISCUSSION AND ANALYSIS.”

Corporate Governance and Nominating Committee

The current Corporate Governance and Nominating Committee members are Mr. Pons (Chairman, effective September 15, 2019) and Messrs. Sriubas and Tuder, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. Mr. Markey had previously served as the Corporate Governance and Nominating Committee Chairman until his retirement from the Board on September 15, 2019.  Ms. Cotton served on the Corporate Governance and Nominating Committee until her retirement on May 5, 2019; and Mr. Wilson served on the Corporate Governance and Nominating Committee until the end of his term as a director on July 11, 2019.  The Corporate Governance and Nominating Committee is responsible for oversight of corporate governance at SeaChange, recommending to the Board persons to be nominated for election or appointment as directors of SeaChange and monitoring compliance with SeaChange’s Code of Ethics and Business Conduct. The Corporate Governance and Nominating Committee identifies Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and stockholders of SeaChange. Additionally, the Corporate Governance and Nominating Committee may identify candidates through engagements with executive search firms. The Corporate Governance and Nominating Committee met five (5) times and acted by unanimous written consent four (4) times during fiscal 2020.

Qualifications of Director Candidates

In evaluating the suitability of individuals for Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets the requirements for independence, his or her professional expertise and educational background, and the potential to contribute to the diversity of viewpoints, backgrounds or experiences of the Board as a whole including diversity of experience, gender, race, ethnicity and age. The Corporate Governance and Nominating Committee evaluates each individual in the context of the entire Board, with the objective of recommending nominees who can best further the success of SeaChange’s business and represent stockholder interests. The Corporate Governance and Nominating Committee assigns specific weights to particular criteria for prospective nominees. SeaChange believes that the backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. As part of the consideration in fiscal 2020 by the Corporate Governance and Nominating Committee of candidates for election to the Board, these criteria were reviewed. No changes to these criteria were recommended as a result of such review.

Procedures for Stockholders to Recommend Director Candidates

Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the SeaChange Corporate Governance and Nominating Committee, 500 Totten Pond Road, Suite 400, Waltham, Massachusetts 02451. SeaChange stockholders wishing to nominate directors may do so by submitting a written notice to the Secretary of SeaChange at the same address in accordance with the nomination procedures set forth in SeaChange’s By-Laws. The procedures are summarized in this proxy statement under the heading “Stockholder Proposals.” The Secretary will provide the notice to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders and does not distinguish between nominees recommended by stockholders and other nominees. All nominees must meet, at a minimum, the qualifications described in “Qualifications of Director Candidates” above.

Process for Stockholders to Communicate with Directors

Stockholders may write to the Board or a particular Board member by addressing such communication to the Chairman of the Board, if directed to the Board as whole, or to an individual director, if directed to that particular Board member, care of SeaChange’s Secretary, at SeaChange’s offices at 500 Totten Pond Road, Suite 400, Waltham, Massachusetts 02451. Unless such communication is addressed to an individual director, SeaChange will forward any such communication to each of the directors. Communication sent in any other manner, including but not limited to email, text messages or social media will be forwarded to the entire Board. The Chairman of the Board will determine the appropriate response to such communication.

Compensation of Directors

Directors who are employees of SeaChange receive no compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings.

Non-employee directors received the following cash compensation in fiscal 2020:

•	A cash retainer of $45,000;
•	The Chairman of the Board received additional cash compensation of $25,000;
•	Each member of the Audit Committee received additional cash compensation of $7,500, other than the Chairman of the Audit Committee, who received additional cash compensation of $15,000;
•

Each member of the Compensation Committee received additional cash compensation of $6,000, other than the Chairman of the Compensation Committee, who received additional cash compensation of $12,000; and

•

Each member of the Corporate Governance and Nominating Committee received additional cash compensation of $5,000, other than the Chairman of the Corporate Governance and Nominating Committee, who received additional cash compensation of $10,000.

In addition, each non-employee director is entitled to receive an annual grant of RSUs valued at $100,000, granted on the date of our Annual Meeting and which vests in full one year from the grant date, subject to acceleration in the event of a Change in Control. Our non-employee directors have the option to receive stock options or DSUs in lieu of RSUs, and the shares underlying the DSU are not issued until the earlier of the director ceasing to be a member of the Board or immediately prior to consummation of a Change in Control.

Newly appointed non-employee directors receive an initial grant of RSUs valued at $100,000, granted on the date of the director’s appointment or election to the Board, which vest annually in three (3) equal tranches over a three (3) year period, subject to acceleration in the event of a Change in Control. Newly appointed non-employee directors also receive (i) 100% of the annual grant of RSUs valued at $100,000 if their appointment/election is within six (6) months of the Company’s last Annual Meeting of Stockholders or (ii) 50% of the annual grant of RSUs valued at $50,000 if their appointment/election is within six (6) months of the Company’s next Annual Meeting of Stockholders.  New non-employee directors have the option to receive their initial grant in the form of stock options or DSUs rather than RSUs (as described above with respect to the annual awards).

Director Compensation Fiscal 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Mark Bonney (2)	41,333	—	41,333
Mary Palermo Cotton (3)	95,250	—	95,250
William F. Markey, III (4)	106,000	100,000	206,000
Robert Pons (5)	56,021	500,000	556,021
Andrew Sriubas	64,875	200,000	264,875
Jeffrey Tuder (6)	58,500	500,000	558,500
Royce E. Wilson (7)	25,000	—	25,000

(1)	The grant date fair value for each of these awards, aggregated in the above table, is as follows:

Name	Date of Grant	Stock Awards (#DSUs, except as noted)		Total Grant Date Fair Value ($)
William F. Markey, III (4)	7/11/2019	59,172		100,000
Robert Pons (5)	2/28/2019	65,359		100,000
Robert Pons (5)	2/28/2019	32,680		50,000
Robert Pons (5)	7/11/2019	59,172		100,000
Robert Pons (5)	12/18/2019	58,140	(8)	250,000
Andrew Sriubas	7/11/2019	59,172		100,000
Andrew Sriubas	12/18/2019	23,256	(8)	100,000
Jeffrey Tuder (6)	2/28/2019	65,359		100,000
Jeffrey Tuder (6)	2/28/2019	32,680		50,000
Jeffrey Tuder (6)	7/11/2019	59,172		100,000
Jeffrey Tuder (6)	12/18/2019	58,140	(8)	250,000

(2)

Effective April 4, 2019 through September 30, 2019 Mr. Bonney did not receive non-employee Director compensation in his role as Executive Chair.  Mr. Bonney did receive non-employee Director compensation for the period February 1, 2019 through April 3, 2019 and the period October 1, 2019 until his retirement on December 3, 2019.  Compensation that Mr. Bonney earned as Executive Chair is fully described in this proxy under the heading “COMPENSATION DISCUSSION AND ANALYSIS” and the related tables.

(3)

Ms. Cotton retired from the Board on May 5, 2019.  In conjunction with her retirement, Ms. Cotton received (i) a payment of $63,500 for the Board fees that Ms. Cotton would have received through the 2020 Annual Meeting and (ii) her stock award granted on July 11, 2018 was permitted to continue vesting.  The $95,250 is comprised of Ms. Cotton’s regular Board fees of $31,750 plus the $63,500 payment.

(4)

Mr. Markey retired from the Board on September 15, 2019.  In conjunction with his retirement, Mr. Markey received (i) a payment of $51,375 (of which $17,125 was paid in fiscal 2020) for the Board fees that Mr. Markey would have received through the 2020 Annual Meeting and (ii) his stock award granted on July 11, 2019 was permitted to continue vesting.  The $106,000 is comprised of Mr. Markey’s regular Board fees of $54,625 plus the $51,375 payment.

(5)

Mr. Pons was appointed to the Board on February 28, 2019 pursuant to and subject to the terms of the Cooperation Agreement.  Mr. Pons elected to take RSUs instead of DSUs for the December 18, 2019 stock grant.

(6)	Mr. Tuder was appointed to the Board on February 28, 2019 pursuant to and subject to the terms of the Cooperation Agreement.
(7)

Mr. Wilson decided not to stand for election at the 2019 Annual Meeting of Stockholders as a Class II Director of the Company due to his increased responsibilities outside of the Company, and his term expired on July 11, 2019.

(8)

The stock awards made on December 18, 2019 to Messrs. Pons, Sriubas and Tuder represent a portion of the shares forfeited by Mr. Bonney upon his departure from the Board and were awarded in recognition of the work required by the Board members to facilitate the multiple Board and management transitions and reorganizations during 2019.

The table below shows the aggregate number of unvested stock awards and options for each non-employee director as of January 31, 2020. Stock awards consist of DSUs (except as otherwise noted below) for which the minimum one-year service period has not been satisfied.

Name	Aggregate Stock Awards Outstanding (#)	Aggregate Stock Options Outstanding (#)
Mark Bonney (1)	70,821	—
Mary Palermo Cotton (2)	—	—
William F. Markey, III (3)	59,172	—
Robert Pons	182,671	—
Andrew Sriubas	95,102	—
Jeffrey Tuder	182,671	—
Royce. E. Wilson (4)	—	—

(1)

Mr. Bonney did not have any unvested stock awards relating to his compensation as a non-employee director.  Stock awards relating to Mr. Bonney’s compensation as Executive Chair are fully described in this proxy under the heading “COMPENSATION DISCUSSION AND ANALYSIS” and the related tables.

(2)	Ms. Cotton retired from the Board on May 5, 2019, and no longer has any unvested stock awards.
(3)	Mr. Markey retired from the Board on September 15, 2019, and his final stock award of 59,172 DSUs continues to vest until July 11, 2020.
(4)

Mr. Wilson decided not to stand for election at the 2019 Annual Meeting of Stockholders as a Class II Director of the Company due to his increased responsibilities outside of the Company. His term expired on July 11, 2019, and he no longer has any unvested stock awards.

Report of the Audit Committee

The Audit Committee currently consists of Mr. Tuder (Chairman) and Messrs. Pons and Sriubas.

The Audit Committee’s primary duties and responsibilities are to:

•	Appoint, compensate and retain SeaChange’s independent registered public accounting firm, and oversee the work performed by the independent registered public accounting firm;
•	Assist the Board in fulfilling its responsibilities by reviewing the financial reports provided by SeaChange to the SEC and SeaChange’s stockholders;
•	Monitor the integrity of SeaChange’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;
•	Recommend, establish and monitor procedures designed to improve the quality and reliability of the disclosure of SeaChange’s financial condition and results of operations; and
•	Provide an avenue of communication among the independent registered public accounting firm, management and the Board.

The Board has adopted a written charter setting out the functions the Audit Committee is to perform. A copy of this may be found on SeaChange’s website at www.seachange.com under the “Corporate Governance” section of the “Investor Relations” link.

Management has primary responsibility for SeaChange’s consolidated financial statements and the overall reporting process, including SeaChange’s system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of SeaChange in conformity with accounting principles generally accepted in the United States of America, expresses an opinion on the effectiveness of internal control over financial reporting and discusses with the Audit Committee any issues the independent registered public accounting firm believes should be raised with SeaChange.

For fiscal 2020, the Audit Committee reviewed the audited consolidated financial statements of SeaChange and met with both management and Marcum LLP and Grant Thornton LLP, SeaChange’s independent registered public accounting firms that served in fiscal 2020, to discuss those consolidated financial statements.

The Audit Committee has received from and discussed with Marcum LLP and Grant Thornton LLP the written disclosures and the letters required by the applicable requirements of the Public Company Accounting Oversight Board regarding Marcum LLP’s and Grant Thornton LLP’s communications with the Audit Committee concerning independence and has discussed with Marcum LLP and Grant Thornton LLP their independence. The Audit Committee also discussed with Marcum LLP and Grant Thornton LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of SeaChange be included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2020. The Audit Committee also decided to retain Marcum LLP as SeaChange’s independent registered public accounting firm for the 2021 fiscal year.

RESPECTFULLY SUBMITTED BY THE AUDIT

COMMITTEE OF THE BOARD OF DIRECTORS

Jeffrey Tuder, Chairman

Robert Pons

Andrew Sriubas

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material.” No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that SeaChange specifically incorporates this report or any portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

INFORMATION CONCERNING EXECUTIVE OFFICERS

In addition to Yossi Aloni, SeaChange’s President, Chief Executive Officer and Director, whose biographical information is set forth above on page 7, SeaChange’s executive officers are:

Executive Officer’s Name	Position and Principal Occupation and Business Experience During the Past Five Years
Michael Prinn

Chief Financial Officer, Senior Vice President and Treasurer

Mr. Prinn, 47, joined the Company on October 8, 2019 as Chief Financial Officer, Senior Vice President and Treasurer.  Mr. Prinn previously served as the Vice President, Finance of Brightcove, Inc. (NASDAQ: BCOV) from October 2018 to September 2019.  Prior to that, from October 2012 to September 2018, Mr. Prinn served as the Executive Vice President and Chief Financial Officer of Bridgeline Digital, Inc. (NASDAQ: BLIN).  In addition to his duties as Chief Financial Officer, Mr. Prinn acted as Co-Interim Chief Executive Officer and President of Bridgeline Digital from December 2015 to May 2016, when a new President and Chief Executive Officer was appointed.

Marek Kielczewski

Chief Technology Officer and Senior Vice President

Mr. Kielczewski, 43, joined the Company on May 5, 2016 as Senior Vice President CPE Software as part of SeaChange’s acquisition of DCC Labs in May 2016. He became Senior Vice President, Global Engineering in August 2017 and became the Chief Technology Officer in November 2018, and from February 25, 2019 to April 4, 2019, served in the Office of the CEO.  Prior to joining SeaChange, Mr. Kielczewski was the Chief Executive Officer of DCC Labs from December 2009 to May 2016. Mr. Kielczewski served as the Chief Operating Officer of Sentivision from March 2002 to July 2008.  Mr. Kielczewski started his career at an IT Director at 7bulls S.A.

Chad Hassler

Chief Commercial Officer and Senior Vice President

Mr. Hassler, 46, joined the Company on February 11, 2019 as Vice President, North America, and was appointed Chief Commercial Officer on August 29, 2019.  Prior to joining SeaChange, Mr. Hassler was the Vice President North America of ATEME from September 2015 to February 2019. Mr. Hassler served as the Vice President of Sales at Concurrent Computer Corporation from September 2012 to September 2015. Prior to joining Concurrent Computer, Mr. Hassler was the Director of Sales at Harmonic.

Executive officers of SeaChange are appointed by, and serve at the discretion of, the Board, and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of SeaChange. Each executive officer is a full-time employee of SeaChange.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to our success and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, incentive compensation and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved, which we believe aligns the interests of our executives with that of our stockholders.

Fiscal 2020 Business Results

In fiscal 2020, we continued to address what we see as the continuing rise of multiscreen viewing. Consumer device options are evolving rapidly and viewing habits are shifting. The primary driver of our business is enabling the delivery of video assets in the changing multiscreen television environment.  Through strategic collaborations, we have expanded our capabilities, products and services to address the delivery of content to devices other than television set-top boxes, namely PCs, tablets, smart phones and OTT streaming players.  We believe that our strategy of expanding into adjacent product lines will also position us to further support and maintain our existing service provider customer base.  Providing our customers with more scalable software platforms enables them to further reduce their infrastructure costs, improve reliability and expand service offerings to their customers.

We have initiated restructuring programs during the past three years to help us improve operations and optimize our cost structure.  In fiscal 2019, we began taking steps to reduce our costs further by implementing a restructuring plan , the primary element of whicn was staff reductions across all of our functions and geographic areas and for which we expect annualized cost savings of approximately $6.0 million.  In fiscal 2020, we continued to streamline our operations and closed our service organizations in Ireland and the Netherlands for wich we expect additional annualized cost savings of approximately $6.0 million.  Overall, we expect to have annualized cost savings of approximately $12.0 million as a result of the restructuring programs that have been initiated over the past two fiscal years.

Our cash, cash equivalents, restricted cash and marketable securities totaled $13.9 million at January 31, 2020.  Our overall financial results increased from fiscal 2019, with revenunes of $67.2 million in fiscal 2020 compared to revenues of $62.4 in fiscal 2019 and a GAAP operating loss of $8.9 million in fiscal 2020 compared to a GAAP operating loss of $35.8 million in fiscal 2019.  The increase was primarily a result of our new go-to-market Framework solution.

Named Executive Officers

This Compensation Discussion and Analysis discusses compensation decisions with respect to (i) all individuals who served as our principal executive officer or in a similar capacity during fiscal 2020, (ii) SeaChange’s two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of fiscal 2020, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii), but for the fact that the individual was not serving as an executive officer of SeaChange at the end of fiscal 2020.  We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “named executive officers”.  For fiscal 2020, the named executive officers were:

•	Yossi Aloni, our President and Chief Executive Officer;
•	Michael Prinn, our Chief Financial Officer;
•	Marek Kielczewski, our Chief Technology Officer and former Office of the CEO;
•	Chad Hassler, our Chief Commercial Officer;
•	Edward Terino, our former Chief Executive Officer;
•	Mark Bonney, our former Executive Chair;

•	David McEvoy, our former General Counsel, Senior Vice President, Secretary and Office of the CEO; and
•	Peter Faubert, our former Chief Financial Officer, Senior Vice President, Treasurer and Office of the CEO.

As discussed below, each of Messrs. Terino, Bonney, Faubert and McEvoy no longer serve as executive officers of SeaChange.

Pay for Performance

Payouts under our executive compensation incentive plan in recent years have reflected the variability in our financial performance.

Historically, in addition to achieving revenue and operating income targets, our named executive officers must also meet individual performance-based objectives under the terms of our annually established short-term incentive plan in order to receive their full bonus.  In both fiscal 2017 and 2019, when we did not achieve pre-established financial performance targets under the applicable short-term incentive plan, payouts were limited to the portion of the award based on individual performance objectives.  In contrast, in fiscal 2018, when we experienced improved financial performance versus the prior fiscal year and financial performance above pre-established thresholds with respect to revenue and above target with respect to non-GAAP operating income, payouts were made with respect to both financial and individual performance objectives.  In fiscal 2020, financial performance was above threshold with respect to non-GAAP operating income, and payouts were made with respect to that financial performance objective.  Due to the extensive turnover of the membership of the Board and the management team during fiscal 2020, the Compensation Committee (the “Committee”) did not believe it appropriate to condition the receipt of the named executive officers’ short-term incentive awards on additional individualized criteria for fiscal 2020, and accordingly did not set individualized performance objectives for fiscal 2020, but elected to pay out the full amount of what would have been the payout for the individualized goals in order to retain the newly appointed management team and in recognition of their services to the Company in connection with the various management and Board transitions that occurred throughout the year.  The Committee did not believe that the total bonus payout was sufficient, and the Committee exercised its right to provide supplemental discretionary bonuses in order to motivate and retain our new management team and in recognition of the management team’s successful navigation of the unique challenges posed by the significant transitions throughout the year.

With respect to the long-term incentive plan, payouts showed similar variability with respect to the performance-based stock unit (“PSU”) component of the awards, with the fiscal 2017 awards being determined based on total shareholder return, and each of the fiscal 2018 and 2019 awards being based on financial performance compared to annually established metrics.  Similar to the short-term incentive awards, the vesting of the long-term incentive awards has fluctuated based on our recent financial performance, with no vesting for the portion of the fiscal 2018 and fiscal 2019 awards based on fiscal 2020 financial performance.

We believe that the variability in these payouts indicates that our annual compensation plans effectively reward our executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance, thereby aligning the interests of our executive team with that of our stockholders.

Compensation Objectives

We structure our executive compensation to reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives. The Committee has the responsibility for establishing, implementing and monitoring adherence to this philosophy.  Pursuant to the Committee Charter, such responsibility could be delegated to a subcommittee, but the Committee has not delegated its authority.

The Committee has designed an executive compensation plan that rewards the achievement of specific financial and non-financial goals through a combination of cash and stock-based compensation. This bifurcation between financial and non-financial objectives and between cash and stock-based compensation creates alignment with stockholder interests and provides a structure in which executives are rewarded for achieving results that the Committee believes will enhance stockholder value.

The Committee believes that stockholder interests are best served by compensating our executives at industry competitive rates, recognizing superior performance and providing incentives to achieve overall business and financial objectives, which collectively align the interests of our executives and our stockholders.  In addition, we believe that our ability to achieve financial and non-financial goals is enhanced.

Setting Executive Compensation

When setting the annual compensation plan for our executive officers, the Committee begins with an analysis of each compensation component for our Chief Executive Officer. This analysis includes the dollar amount of each component of compensation payable to the Chief Executive Officer related to the relevant period, together with the related metrics for performance-based compensation. The overall purpose of this analysis is to bring together all of the elements of fixed and contingent compensation, so that the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate amount of actual projected and potential compensation.

The Committee then presents this analysis to the Chief Executive Officer, who provides input to the Committee on the reasonableness, feasibility and effectiveness of the compensation components, including performance metrics, proposed by the Committee. The Chief Executive Officer then creates similar compensation component breakdowns for the other executive officers, and presents compensation recommendations of both base and performance-based compensation related to the relevant period, together with the associated performance metrics to the Committee. These recommendations are then reviewed and, once agreed upon, approved by the Committee. The Committee can and has exercised its discretion in modifying any recommended compensation to executives and exercises this discretion in active consultation with the Chief Executive Officer.

In setting executive compensation for fiscal 2020, the Committee reviewed the list of peer companies previously recommended by Frederic W. Cook & Co., Inc. (“Cook”) in fiscal 2019, subject to the removal of Guidance Software, Inc., Jive Software, Inc. and YuMe, Inc., each of which had been sold, and the exclusion of Tremor Video, Inc. and determined not to make any other changes.  Cook is a compensation consulting firm that the Committee retained in fiscal 2019 to provide guidance on current executive team pay practices in our industry. The Committee concluded based on the Company’s knowledge and information provided by Cook that Cook had no conflict of interest with the Company. The list of the peer companies for fiscal 2020 was:

• American Software, Inc. • BSQUARE Corporation • Digital Turbine, Inc. • Limelight Networks, Inc. • Marin Software Inc. • Remark Media, Inc. • Synacor, Inc.	• Brightcove, Inc. • Concurrent Computer Corporation • eGain Corporation • Marchex, Inc. • RealNetworks, Inc. • SITO Mobile, Ltd.

The Committee determined that this list of peer companies provided appropriate referenceable data points to aid in its decision making regarding executive compensation, based on our revenues, market capitalization, and industry focus relative to each of these companies. The Committee made reference to the compensation paid by these peer companies in establishing fiscal 2020 executive compensation but did not benchmark compensation to these companies.

In 2019, we submitted our executive compensation to an advisory vote of our stockholders and it received the support of 75.5% of the total votes cast on this matter at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation, including the “Say-on-Pay” vote. While we had already approved our fiscal 2020 compensation plan by the time we held our “Say-on-Pay” vote in July 2019, we considered the stockholder advisory vote in formulating our fiscal 2021 compensation plan. This consideration included reaching out to our largest stockholders as part of the Company’s on-going outreach program.  In the past six months, the Company has actively engaged with many of its stockholders, representing nearly half of the shares outstanding, on a number of topics, including governance and compensation matters.

Fiscal 2020 Executive Compensation Components

For the fiscal year ended January 31, 2020, the principal components of compensation for our named executive officers were:

•	base salary;
•	short-term performance-based incentive compensation;
•	discretionary cash awards;
•	long-term incentive equity awards;
•	discretionary equity awards;
•	change in control and termination benefits; and
•	general employee welfare benefits.

As discussed below, in approving the executive compensation for fiscal 2020, the Committee was guided by its belief that this mix of compensation would allow us to pay our executive officers competitive levels of compensation that best reflect their respective individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives and aligning the interests of our executives with that of our stockholders.

Summary of Fiscal 2020 Management Changes

The Company experienced significant turnover in its executive management team during fiscal 2020.  Mr. Terino resigned as the Company’s Chief Executive Officer on February 24, 2019, and Mr. Mark Bonney was appointed as the Company’s Executive Chair serving as the Company’s Chairman of the Board and principal executive officer effective April 4, 2019.  In the interim period between Mr. Terino’s resignation and the appointment of Mr. Bonney, the Committee created the Office of the CEO.  The Office of the CEO was made up of the four remaining then executive officers: Mr. Aloni, the Chief Commercial Officer; Mr. Faubert, the Chief Financial Officer; Mr. Kielczewski, the Chief Technology Officer; and Mr. McEvoy, the General Counsel.  Messrs. Aloni, Faubert and Kielczewski each received a grant of 50,000 stock options on June 25, 2019 for their service as the Office of the CEO while it was in existence.  Mr. McEvoy did not receive an Office of the CEO grant of stock options.  The Office of the CEO was dissolved with the appointment of Mr. Bonney as the Executive Chair.  On August 29, 2019, Mr. Yossi Aloni was appointed as President and Chief Executive Officer of the Company, and Mr. Bonney stepped down as the Company’s principal executive officer, but remained in the position of Executive Chair until October 1, 2019.

Mr. Chad Hassler was appointed as the Chief Commercial Officer of the Company on August 29, 2019, replacing Mr. Aloni who previously held the position until his appointment as President and Chief Executive Officer.  Mr. McEvoy resigned as the General Counsel, Senior Vice President and Secretary of the Company effective September 30, 2019.  Mr. Faubert resigned as the Chief Financial Officer, Senior Vice President and Treasurer of the Company effective October 8, 2019.  Mr. Michael Prinn was appointed as the Chief Financial Officer, Senior Vice President and Treasurer of the Company effective October 8, 2019.

In connection with the turnover of the executive management team during fiscal 2020, the Committee engaged the compensation consulting firm Meridian Compensation Partners, LLC (“Meridian”) to advise as to the terms of certain employment arrangements entered into with members of our executive team.  The Committee concluded, based on the Company’s knowledge and information provided by Meridian, that Meridian had no conflict of interest with the Company.  In advising the Company with respect to the employment arrangements detailed below, Meridian did not conduct a survey of our peers or industry competitors, but rather advised on market practices based on its consulting experience and understanding of the high level of commitment required of individuals serving in the Company’s executive offices.

Employment Offer Letter with New Executive Chair, Mark Bonney, and Board Transition Agreement with Mark Bonney

In connection with the hiring of our new Executive Chair, Mark Bonney, effective as of April 4, 2019, we entered into an employment offer letter with Mr. Bonney, dated as of April 4, 2019, which was prepared in consultation with Meridian.  Mr. Bonney resigned as Executive Chair on October 1, 2019, but remained as a non-employee director and Chairman of the Board until his retirement on December 3, 2019.

The employment offer letter contains the following material compensation terms:

•	base compensation of $425,000 per year ($35,416.67 per month) based on full-time employment;
•	a fiscal 2020 performance-based short-term incentive bonus with a target payout of $255,000, payable in cash; and
•	a $300,000 award of RSUs to vest annually over 2 years.

As summarized in the table below, the Committee structured each of Mr. Bonney’s inducement award and target annual compensation to have a substantial performance-based element.

Fiscal 2020 Executive Chair Target Pay Mix

Inducement Award	Target Annual Compensation (37.5% Performance-Based)
• $300,000 award of RSUs to vest annually over 2 years	• 62.5% or $425,000 base salary
• 37.5% or $255,000 target performance-based cash bonus on achievement of fiscal 2020 goals

The Committee believed that the overall compensation mixture, including both base and performance-based components, would incentivize an effective alignment of the interests of our Executive Chair with those our stockholders.

Mr. Bonney resigned as Executive Chair on October 1, 2019, but remained as a non-employee director and Chairman of the Board until his retirement on December 3, 2019.  Mr. Bonney entered into a Board Transition Agreement with the Company on his retirement on December 3, 2019, pursuant to which Mr. Bonney received a new stock award of 70,821 DSUs which vested in full on April 4, 2020, in full satisfaction for his services as Executive Chair.  The $300,000 inducement award of RSUs was cancelled on December 3, 2019.

Employment Offer Letter with New President and Chief Executive Officer Yossi Aloni

In connection with the appointment of our new President and Chief Executive Officer, Yossi Aloni, effective as of August 29, 2019, we entered into an employment offer letter with Mr. Aloni, dated as of August 28, 2019, which was prepared in consultation with Meridian.

The employment offer letter contains the following material compensation terms:

•	base compensation of $430,000 per year based on full-time employment;
•	a fiscal 2020 performance-based short-term incentive bonus with an annual target payout of $430,000, payable in cash, to be prorated for fiscal 2020 (the “Aloni CEO fiscal 2020 STI”), and

•	an award of 200,000 stock options, with 50,000 options to vest on September 4, 2020 and 12,500 options to vest quarterly thereafter.

As summarized in the table below, the Committee structured Mr. Aloni’s target annual compensation to have a substantial performance-based element.

President and Chief Executive Officer Target Pay Mix

Inducement Award	Target Annual Compensation (50% Performance-Based)
• an award of 200,000 stock options with 50,000 options to vest on September 4, 2020 and 12,500 options to vest quarterly thereafter.	• 50% or $430,000 base salary
• 50% or $430,000 target performance-based cash bonus on achievement of goals

In connection with his role as our Chief Commercial Officer, prior to his appointment as President and Chief Executive Officer, Mr. Aloni was subject to an individual sales incentive compensation plan (the “Aloni SICP”), which provided for commission payments to Mr. Aloni upon achievement of his sales quota in addition to achievement of certain defined personal goals and/or sales and business targets.   Pursuant to the Aloni SICP, Mr. Aloni was eligible to receive a target annual commission of $260,000. In addition to the Aloni SICP, Mr. Aloni was also eligible to receive a short-term incentive plan target annual bonus of $65,000 (the “Aloni CCO fiscal 2020 STI”).  In light of his appointment as President and Chief Executive Officer, the Committee determined that Mr. Aloni’s bonus compensation for fiscal 2020 would be comprised of two components.  The first component would be evaluated in light of the Aloni SICP and the Aloni CCO fiscal 2020 STI for the 7/12s of the year Mr. Aloni spent as Chief Commercial Officer and the second component would be evaluated pursuant to the terms of the Aloni CEO fiscal 2020 STI for the 5/12s of the year Mr. Aloni served as President and Chief Executive Officer.

The Committee believes that the overall compensation mixture, including both base and performance-based components, would incentivize an effective alignment of the interests of our newly appointed President and Chief Executive Officer with those our stockholders.

Employment Offer Letter with New Chief Commercial Officer, Chad Hassler

In connection with the appointment of our new Chief Commercial Officer, Chad Hassler, effective as of August 29, 2019, we entered into an employment offer letter with Mr. Hassler, dated as of August 28, 2019, which was prepared in consultation with Meridian.

The employment offer letter contains the following material compensation terms:

•	base compensation of $300,000 per year based on full-time employment;
•

participation in an individual sales incentive compensation plan (the “Hassler CCO SICP”), with an annual target payout of approximately $300,000, upon achievement of 100% of Mr. Hassler’s annual sales quota and based on the achievement of certain defined personal goals and/or sales and business targets; and

•	an award of 75,000 stock options to vest in three equal tranches on September 4, 2020, September 4, 2021 and September 4, 2022.

In connection with his role as Vice President, North American Sales, prior to his appointment as Chief Commercial Officer, Mr. Hassler was subject to an individual sales incentive compensation plan (the “Hassler VP SICP”), which provided for commission payments to Mr. Hassler upon achievement of his sales quota in addition to achievement of certain defined personal goals and/or sales and business targets.   Pursuant to the Hassler VP SICP, Mr. Hassler was eligible to receive a target annual commission of $250,000.  In light of his appointment as Chief

Commercial Officer, the Committee determined that Mr. Hassler’s bonus compensation for fiscal 2020 would be comprised of two components.  The first component would be evaluated in light of the Hassler VP SICP for the 7/12s of the year Mr. Hassler spent as Vice President, North American Sales and the second component would be evaluated pursuant to the terms of Hassler CCO SICP for the 5/12s of the year Mr. Hassler served as Chief Commercial Officer.

The Committee believes that the overall compensation mixture, including both base and performance-based components, would incentivize an effective alignment of the interests of our newly appointed Chief Commercial Officer with those our stockholders.

Employment Offer Letter with New Chief Financial Officer, Michael Prinn

In connection with the hiring of our new Chief Financial Officer, Michael Prinn, effective as of October 8, 2019, we entered into an employment offer letter with Mr. Prinn, dated as of September 6, 2019, which was prepared in consultation with Meridian.

The employment offer letter contains the following material compensation terms:

•	base compensation of $300,000 per year based on full-time employment;
•	a fiscal 2020 performance-based short-term incentive bonus with a target annual payout of $150,000, payable in cash, to be prorated in fiscal 2020; and
•	an award of 100,000 stock options to vest in three equal tranches on October 8, 2020, October 8, 2021 and October 8, 2022.

Mr. Prinn was guaranteed, for fiscal 2020 only, a minimum short-term incentive bonus payout of $50,000 to incentivize Mr. Prinn to join the Company.

The Committee believes that the overall compensation mixture, including both base and performance-based components, would incentivize an effective alignment of the interests of our newly hired Chief Financial Officer with those our stockholders.

Employment Offer Letter with Chief Technology Officer, Marek Kielczewski

In connection with the hiring of our Chief Technology Officer, Marek Kielczewski, effective as of December 10, 2018, we entered into an employment offer letter with Mr. Kielczewski, dated as of December 10, 2018.

The employment offer letter set out the initial terms of Mr. Kielczewski’s compensation, which included the following terms, some of which have since been superseded as disclosed elsewhere in this proxy statement:

•	initial annual base salary of $250,000 per year;
•

a grant of an option to purchase 100,000 shares of stock with an exercise price of $1.68 (fair market value based on the price of our stock at market close on November 29, 2018), to vest in three equal tranches on November 29, 2019, November 29, 2020 and November 29, 2021;

•

a fiscal 2019 performance-based compensation plan to consist of a target bonus award of fifty percent (50%) of base salary ($125,000) payable in cash and a fiscal 2020 performance-based compensation plan to consist of a target bonus award of sixty percent (60%) of base salary ($150,000) payable in cash;

•

up to $155,574, plus a tax “gross-up” of this amount, for housing, travel, and associated expenses relating to Mr. Kielczewski’s relocation from Warsaw to Acton for his 16-month assignment in the U.S.; and

•	eligibility for annual long-term incentive equity awards.

Employee Separation Agreement and General Release of Former General Counsel, David McEvoy

In connection with the employment termination of our former General Counsel, David McEvoy, effective as of September 30, 2019, we entered into an Employee Separation Agreement and General Release (the “Separation Agreement”) with Mr. McEvoy, dated June 22, 2019.

Under the terms of the Separation Agreement, Mr. McEvoy received:

•	pay continuation through December 31, 2019, in the amount of $82,115, plus an additional four weeks of salary, in the amount of $23,461, for a total of $105,576;

•	continued vesting of his equity awards until June 15, 2020; and

•	payment of $24,400 in full satisfaction of his fiscal 2020 annual short term incentive bonus payment.

The Company did not enter into separation agreements with either Messrs. Terino or Faubert in connection with their respective terminations, nor did Mr. Terino or Mr. Faubert receive severance benefits in connection with their respective terminations.

Base Salary

We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined individually for each executive.

During its review of base salaries for named executive officers, the Committee primarily considers:

•	individual performance of the executive;
•	our overall past operating and financial performance and future expectations;
•	internal review of the executive’s compensation, both individually and relative to other executive officers; and
•	market data regarding peer companies.

The Committee does not give a specific weighting among these various factors but rather considers the factors collectively in setting base salary. Salary levels are typically considered on an annual basis as part of the performance review process, as well as upon a promotion or other change in job responsibility. We try to provide an allocation between base and performance-based incentive compensation that reflects market conditions and appropriately ensures alignment of individual performance with our objectives.

In fiscal 2020, Mr. Aloni’s annual base salary as Chief Commercial Officer was $325,000, which was increased to $430,000, upon his promotion to President and Chief Executive Officer on August 29, 2019.  Mr. Prinn’s annual base salary was $300,000 as set in his new hire employment offer letter when he started on October 8, 2019.  Mr. Kielczewski’s annual base salary was $250,000.  Mr. Hassler’s annual base salary as Vice President, North American Sales was $250,000, which was increased to $300,000, upon his promotion to Chief Commercial Officer on August 29, 2019.  Mr. Terino’s annual base salary was $465,000, until his resignation on February 24, 2019. Mr. Bonney’s annual base salary as Executive Chair, which he held from April 4, 2019 until October 1, 2019, was $425,000.   Mr. McEvoy’s annual base salary was $305,012, until his employment ended with the Company effective September 30, 2019.  Mr. Faubert’s annual base salary was $310,000, until his resignation with the Company effective October 8, 2019.

Performance-Based Incentive Compensation

After considering the overall cash-equity mix of the aggregate compensation paid to our named executive officers, the Committee has historically structured awards pursuant to the fiscal performance-based compensation plans to be a mixture of cash, stock options, RSUs and PSUs. The Committee believes that including both cash and stock options, RSUs and PSUs as an element of the performance-based compensation is important as it further aligns the interests of our executive officers with those of our stockholders, increases executive ownership of our stock, discourages excessive levels of risk taking, and enhances executive retention in a challenging business environment and competitive labor market, while at the same time providing competitive current compensation and accounting for the liquidity limitations created by the Company’s stock ownership guidelines.

Starting in fiscal 2016, the Committee has annually established a long-term incentive plan pursuant to which all equity awards to the named executive officers are made, and a short-term incentive compensation plan, pursuant to which all cash awards to the named executive officers are made. All equity awards made under the annual long-term incentive compensation plans are made pursuant to SeaChange’s Second Amended and Restated 2011 Compensation Incentive Plan and are subject to the terms thereof.  In light of the frequent turnover and changes in the management team during fiscal 2020, the Committee did not establish a long-term incentive compensation plan for fiscal 2020.  The Committee did not believe that a long-term incentive compensation plan was necessary since most of the executive team received either promotion and/or new hire equity awards in conjunction with their promotions and/or hiring, resulting in significant equity awards being made in fiscal 2020.  Furthermore, the Committee desires to change the timing of the grant of long-term incentive compensation awards from the end of each fiscal year to the beginning of each fiscal year.  Accordingly, no long-term incentive compensation awards were granted in fiscal 2020.

Fiscal 2020 Performance-Based Short-Term Incentive Compensation Plan

The Committee believes that performance-based incentive compensation motivates the achievement of critical annual performance objectives aimed at enhancing stockholder value. The fiscal 2020 short-term incentive plan (the “fiscal 2020 STI”) established for each of Messrs. Aloni, Prinn, Kielczewski, Terino, Bonney, Faubert and McEvoy provided for a cash award payable upon the satisfaction of specified targets.

Performance-based compensation for Messrs. Aloni, Prinn, Kielczewski, Terino, Bonney, Faubert and McEvoy pursuant to our fiscal 2020 STI was structured as follows:

•	40% of target bonus payable based upon the achievement of certain U.S. GAAP revenue goals for fiscal 2020;
•	20% of target bonus payable based upon the achievement of certain non-GAAP operating income goals for fiscal 2020; and
•	40% or target bonus payable based upon the achievement of certain individual performance-based objectives.

For purposes of the fiscal 2020 STI, we define non-GAAP operating income as GAAP operating income plus recovery on loss contract, amortization of intangible assets, stock based compensation expenses, non-operating professional fees, severance and restructuring costs and loss on impairment of goodwill and long-lived assets.

Mr. Hassler was a participant under the Hassler CCO SICP in lieu of the fiscal 2020 STI.  Pursuant to the Hassler CCO SICP, Mr. Hassler’s target cash payout was based on his achievement of his sales quota in addition to achievement of certain defined personal goals and/or sales and business targets.

In determining the targets and payouts at target performance levels for each of the objectives for awards under the fiscal 2020 STI, the Committee considered the probability of achieving that target and the corresponding level of individual and group effort that would be required to achieve that target. Within that framework, the Committee set a fiscal 2020 U.S. GAAP revenue target of $75 million, with a threshold of $70 million, and a fiscal 2020 non-GAAP operating income target of $3.9 million, with a threshold of $1.1 million. The Committee retained discretion to adjust these targets during the year. The Committee did not establish limits for itself with respect to exercise of this discretion and believes that this discretion is important in order to retain the ability to compensate executive officers in a manner that reflects overall corporate and individual performance relative to the market conditions.

In establishing financial targets and potential payout targets for the named executive officers, the Committee provided for additional incentive payouts in the event that the revenue or non-GAAP operating income targets were exceeded, with a specified maximum upward adjustment of fifty percent (50%) above target based upon non-GAAP operating income and a maximum upward adjustment of fifty percent (50%) based upon revenue. The Committee also provided for a decreasing amount of cash payouts in the event that the revenue or non-GAAP operating income target, as applicable, were not met, while establishing a threshold with respect to each objective below which no corresponding payout would be made. These provisions were established to provide incentive to our executive officers to exceed the financial targets, as well as to provide some form of payout for performance that approaches but may not meet the established targets. The Committee implemented this structure to ensure that our compensation programs support our overall compensation objectives.

As described above, due to the extensive turnover of the membership of the Board and the management team during fiscal 2020, the Committee did not believe it appropriate to condition the receipt of the named executive officers’ short term incentive awards on additional individualized criteria for fiscal 2020, and accordingly did not set individualized performance objectives.  The Committee determined to payout 100% of the individual performance-based objectives portion of the fiscal 2020 STI to Messrs. Aloni and Kielczewski, in recognition of their services to the Company in connection with the various management and Board transitions that occurred throughout the year and for retention purposes.  The Committee did not believe that the fiscal 2020 STI payout was sufficient for Messrs. Aloni and Kielczewski, and the Committee exercised its right to provide supplemental discretionary bonuses in order to motivate and retain its new management team and in recognition of the management team’s successful navigation of the unique challenges posed by the significant transitions throughout the year.  Therefore, in addition to the fiscal 2020 STI payments, the Committee approved the payment of such supplemental discretionary bonus payments to Mr. Aloni and Mr. Kielczewski in the amounts of $50,211 and $25,263, respectively.  Mr. Prinn received the minimum guaranteed bonus payment as set forth in his employment offer letter described above.  Messrs. Terino and Faubert did not receive a bonus under the fiscal 2020 STI due to their resignations in February and October 2019, respectively.  Mr. Bonney received an equity award of 70,821 DSUs on December 3, 2019 pursuant to his Board transition agreement in full satisfaction of what was due to him under his fiscal 2020 STI.  Mr. McEvoy received a portion of his targeted bonus under the fiscal 2020 STI as described in his Employee Separation Agreement and General Release.

For fiscal 2020 STI, Mr. Aloni will receive a total cash bonus of $276,563 (comprised of payments pursuant to the Aloni SICP, the Aloni CCO fiscal 2020 STI and the Aloni CEO fiscal 2020 STI equal to $226,351 in the aggregate, and a discretionary bonus of $50,211), Mr. Prinn will receive a cash bonus of $50,000 and Mr. Kielczewski will receive a total cash bonus of $112,500 (comprised of a payment pursuant to the fiscal 2020 STI of $87,237 and a discretionary bonus of $25,263).  In connection with his performance during fiscal 2020, Mr. Hassler will receive $218,531 in commissions (comprised of payments due pursuant to the Hassler VP SICP and the Hassler CCO SICP).  These payments to Messrs. Aloni, Prinn, Kielczewski and Hassler have been accrued due to the business impact of COVID-19 on our operations.  These amounts will be paid at a still to be determined date.

Mr. McEvoy received a cash bonus of $24,400, pursuant to the terms of his Employee Separation Agreement and General Release.  Messrs. Terino, Bonney and Faubert were not paid cash bonuses under the fiscal 2020 STI.

Long-Term Incentive Equity Awards

Fiscal 2020 Long-Term Incentive Program

As described earlier in this section, the Committee did not make any long-term incentive compensation awards in fiscal 2020.

Clawback Policy; Stock Ownership Guidelines; Hedging and Pledging Restrictions

Compensation paid to our named executive officers is subject to a policy regarding compensation reimbursement, or a “clawback” policy, as described in our Code of Ethics and Business Conduct, a copy of which is available on our website of www.seachange.com under the “Corporate Governance” section of the “Investor Relations” link. The policy provides that in the event that our financial results are significantly restated, the Board will review any compensation, other than base salary, paid or awarded to any executive officer found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. The Board will, to the extent permitted by law, require the executive officer to repay any such compensation if:

•	the amount of such compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement;
•	the executive officer engaged in fraud or intentional misconduct that caused the need for the restatement; and
•	such compensation would have been lower than the amount actually awarded had the financial results been properly reported.

Compensation paid to our named executive officers in the form of equity is also subject to our stock retention and ownership guidelines that apply to our directors and senior officers, as described in our Corporate Governance Guidelines, a copy of which is available on our website at www.seachange.com under the “Corporate Governance” section of the “Investor Relations” link. These guidelines provide that by the later of six (6) years following appointment to office or four (4) years following election to the Board, as applicable:

•	each non-employee director is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to the lesser of 40,000 shares or $250,000 worth of shares;
•	the Chief Executive Officer is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to 250,000 shares;
•	the Chief Financial Officer is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to 75,000 shares; and
•	each Senior Vice President that is an executive officer is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to 50,000 shares.

Prior to meeting the stock ownership targets, each non-employee director and senior executive officer is encouraged, but is not required, to retain a meaningful portion of all shares of stock acquired by the non-employee director or officer (whether through equity awards by SeaChange, purchases on the open market or otherwise) in order to progress toward the stock ownership targets, other than shares of stock sold to pay taxes and/or applicable exercise price with respect to an equity award. Upon meeting the stock ownership targets, each non-employee director and senior executive officer is required thereafter to retain not less than twenty-five percent (25%) of all shares of stock acquired by the non-employee director or officer (whether through equity awards by SeaChange, purchases on the open market or otherwise), other than shares of stock sold to pay taxes and/or the applicable exercise price with respect to an equity award. In addition, upon any termination of service for a non-employee director and upon voluntary termination of service for a senior executive officer, such director or officer must wait at least ninety (90) days before selling any shares. In the case of hardship or other compelling personal requirements, the stock ownership targets may be waived to permit the sale of shares by the affected person.

In addition, our Insider Trading and Tipping Policy prohibits our insiders, which includes our employees and directors, from engaging in hedging transactions and requires the prior written consent of our compliance officer to pledge securities of SeaChange owned by the insider. We have not received any requests pursuant to our Insider Trading and Tipping Policy to permit pledges of SeaChange stock.

We have made, and from time to time continue to make, grants of stock options and RSUs to eligible employees based upon our overall financial performance and their individual contributions. Stock options and RSUs are designed to align the interests of our executives and other employees with those of our stockholders by encouraging them to enhance the value of SeaChange. In addition, the vesting of stock options and RSUs over a period of time is designed to defer the receipt of compensation by the recipient, creating an incentive for the individual to remain an employee. We do not have a program, plan or practice to select equity grant dates in connection with the release of favorable or negative news.

Change in Control and Termination Benefits

Messrs. Aloni, Prinn, Kielczewski and Hassler are each party to a Change in Control Severance Agreement with SeaChange (the “Change in Control Agreements”).

The Change in Control Agreements provide for benefits upon termination of employment following a change in control or sale of SeaChange (commonly referred to as “double trigger”) and do not contain any tax gross-up provisions. SeaChange entered into these agreements to reflect current best pay practices, while continuing to provide an incentive for each executive to remain with SeaChange leading up to and following a Change in Control.

In addition to the Change in Control Agreements, the offer letters governing the employment of each of Messrs. Aloni, Prinn, Kielczewski and Hassler include provisions regarding payments in the event of a termination under other circumstances.

The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal 2020 year-end, are described in detail on page 41 under the heading entitled “Potential Payments upon Termination Associated with a Change in Control.”

General Employee Welfare Benefits

We also have various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) retirement plan, which permits employees to invest in a choice of mutual funds on a pre-tax basis. We also maintain medical, disability and life insurance plans and other benefit plans for our employees.

Fiscal 2021 Executive Compensation Components

The Committee also engaged Meridian to advise on the appropriate peer group for fiscal 2021, taking into account such companies’ revenue, market capitalization and industry focus as compared to that of SeaChange.  In establishing the Company’s fiscal 2021 executive compensation plan, the Committee made reference to the following list of peer companies provided to it by Meridian, but did not benchmark compensation to these companies.  The fiscal 2021 peer group is as follows:

• American Software, Inc. • BSQUARE Corporation • eGain Corporation • Marchex, Inc. • RealNetworks, Inc. • SITO Mobile, Ltd.	• Brightcove, Inc. • Digital Turbine, Inc. • Limelight Networks, Inc. • Marin Software, Inc. • Remark Media, Inc. • Synacor, Inc.

The principal components of fiscal 2021 executive compensation are as follows, the same as existed for fiscal 2020 executive compensation:

•	base salary;
•	short-term performance-based incentive compensation;
•	discretionary cash awards;
•	long-term incentive equity awards;
•	discretionary equity awards;
•	change in control and termination benefits; and
•	general employee welfare benefits.

Within this framework, the Committee established the specific compensation programs for our named executive officers.

Mr. Aloni’s annual base salary was increased from $430,000 to $460,000, effective February 1, 2020.  Mr. Prinn’s annual base salary of $300,000, which was set in October 2019, remains the same as in fiscal 2020.  Mr. Kielczewski’s annual base salary was increased from $250,000 to $320,000, effective February 1, 2020. Mr. Hassler’s annual base salary was increased from $300,000 to $320,000, effective February 1, 2020. Due to the COVID-19 pandemic impact on our business, for the period March 23, 2020 through June 30, 2020, each of the named executive officers who remains with the Company has elected to forego 25% of his base salary in exchange for a stock option award equal to the value of his reduction in base compensation divided by the Black-Scholes value of the stock option award at the time of grant.  The Board will determine whether additional reductions to base salary are adopted post-June 30, 2020 and if additional stock option grants will be made using the aforementioned formula.

Similar to previous years, in fiscal 2021 no equity awards will be made to the named executive officers under the fiscal 2021 short-term incentive bonus plan (“fiscal 2021 STI”). Instead, any incentive equity awards to the named executive officers during fiscal 2021 are intended to be made under the fiscal 2021 long-term incentive compensation plan (“fiscal 2021 LTI”) subject to vesting based in part on the extent to which employment continues for three (3) years. Under the fiscal 2021 STI, Mr. Aloni will be eligible for a target cash bonus of $400,000; Mr. Prinn will be eligible for a target cash bonus of $260,000; Mr. Kielczewski will be eligible for a target cash bonus of $320,000; and Mr. Hassler will be eligible for a target cash bonus of $320,000.

This fiscal 2021 STI is earned based on the Company’s achievement of overall company financial objectives for fiscal 2021 related to total revenue, non-GAAP operating income and minimum cash balance goals. These objectives will be further discussed in our proxy statement relating to our 2021 Annual Meeting of stockholders.

Pursuant to the fiscal 2021 LTI, the named executive officers received long-term equity-based incentive awards, which are intended to align the interests of our named executive officers with the long-term interests of our stockholders and to emphasize and reinforce our focus on team success. The long-term equity-based incentive compensation awards for fiscal 2021 were made in the form of RSUs and PSUs for shares of our common stock subject to vesting based in part on the extent to which employment continues for three years.

Because the executives are able to earn shares under their PSUs only if our stock price increases and because the value of RSUs is based on the price of our common stock when the RSUs vest, we believe PSUs and RSUs provide meaningful incentives to executives to achieve increases in the value of our stock over time and as a result are effective tools for meeting our compensation goal of increasing long-term stockholder value and aligning the interests of our executives with those of our stockholders.

In fiscal 2021, the Committee changed the structure for the fiscal 2021 LTI, as compared to the structure that was used in fiscal 2019. Pursuant to the fiscal 2021 LTI, PSU awards will be eligible to vest subject to the executives’ attainment of a threshold share price that must be held for twenty (20) consecutive trading days within the three years of the PSU grant date.  The vesting terms of the RSU awards are time-based, and the RSU awards will vest in three equal tranches on the first, second and third anniversary of the date of grant.

All fiscal 2021 LTI awards were approved by the Committee. In determining the size of the RSU award or PSU award, the Committee takes into account individual performance (generally consisting of financial performance for the year as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of previously granted equity awards.

The following awards under the fiscal 2021 LTI were approved by the Committee effective as of May 26, 2020:

•	PSUs. An award of PSUs in an amount equal to the number of shares of SeaChange’s common stock set forth opposite the applicable executive’s name below:

Yossi Aloni(1)	681,842
Michael Prinn	84,746
Marek Kielczewski	173,729
Chad Hassler	110,169
(1)	Mr. Aloni elected to take all stock options instead of RSUs to be subject to the performance-based criteria.

•

RSUs. An award of RSUs in an amount equal to the number of shares of SeaChange’s common stock set forth opposite the applicable executive’s name below, to vest ratably on an annual basis over the three years following the RSU grant date:

Yossi Aloni(1)	--
Michael Prinn	28,249
Marek Kielczewski	57,910
Chad Hassler	36,723
(1)	Mr. Aloni elected to take his entire fiscal 2021 LTI as performance-based awards.

In light of the uncertain effects of the COVID-19 pandemic on SeaChange’s business and results of operations, and the lack of clarity regarding the breadth and depth of such effects, the Committee retains the right to modify its decisions with respect to fiscal 2021 executive compensation and adjust the threshold share price and minimum cash balance, as appropriate.

Tax and Accounting Implications

The financial reporting and income tax consequences to SeaChange of individual compensation elements are considered by the Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements.

Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount that SeaChange may deduct from the Company’s federal taxable income for compensation paid to our named executive officers and other employees deemed “covered persons” under Section 162(m) to $1 million per executive per year.  As a result, compensation paid to our named executive officers above the $1 million limit will not be deductible.  While our Compensation Committee considers the tax deductibility when making compensation decisions, the Committee believes that it should retain flexibility to provide compensation above the limits of Section 162(m) when in furtherance of our corporate objectives and in the best interests of the Company and its shareholders.

Summary Compensation Table

The following table sets forth summary information regarding the compensation in fiscal 2020 and 2019 of SeaChange’s named executive officers to the extent such person was a named executive officer during the applicable period.

As described above in Compensation Discussion and Analysis, final determinations regarding awards of fiscal 2020 STI compensation are made after fiscal year-end, when performance against the previously established metrics may be assessed by the Committee. With respect to equity awards under SeaChange’s performance-based long-term incentive compensation plans, the grant date for purposes of ASC 718 is the service inception date, or the beginning of the period during which performance is measured. In accordance with ASC 718, the amounts reflected below under the headings “Stock Awards” for fiscal 2019, represent the probable outcome as of the service inception date of the performance conditions under the fiscal 2019 long-term incentive compensation plan (“fiscal 2019 LTI”), which in each case is the award amount at the targets approved by the Committee. In the table below performance-based compensation paid in cash after fiscal year-end but earned in the prior fiscal year is reflected under the heading “Non-Equity Incentive Plan Compensation” or “Bonus,” as applicable, in the fiscal year in which that compensation was earned, regardless of when paid.

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Yossi Aloni (5)	2020	374,277	50,211	—	391,765	226,351	—	1,042,604
President, Chief Executive Officer & Director and Former Chief Commercial Officer & Senior Vice President and Former Member of the Office of the CEO

Michael Prinn	2020	95,636	22,351	—	141,830	27,649	—	287,466
Chief Financial Officer, Senior Vice President & Treasurer

Marek Kielczewski	2020	253,526	25,263	—	102,575	87,237	213,916	682,517
Chief Technology Officer & Senior Vice President and Former Member of the Office of the CEO	2019	265,851	—	159,000	197,105	57,600	80,293	759,849

Chad Hassler	2020	265,193	—	—	193,800	218,531	—	677,524
Chief Commercial Officer & Senior Vice President

Edward Terino	2020	35,769	—	—	—	—	—	35,769
Former Chief Executive Officer & Director and Former Chief Operating Officer & Executive Vice President	2019	463,790	—	159,000	154,980	—	—	777,770

Mark Bonney	2020	210,865	—	250,000	—	—	—	460,865
Former Executive Chair & Director

David McEvoy	2020	206,462	—	—	—	24,400	132,800	363,662
Former General Counsel, Senior Vice President & Secretary and Former Member of the Office of the CEO	2019	301,885	—	79,500	77,490	61,000	—	519,875

Peter Faubert	2020	232,500	—	—	32,855	—	—	265,355
Former Chief Financial Officer, Senior Vice President & Treasurer and Former Member of the Office of the CEO	2019	307,552	—	79,500	77,490	65,968	—	530,510

(1)

The amounts shown under the “Stock Awards” column represent the aggregate grant date fair value of the applicable RSU and target PSU awards as computed in accordance with ASC 718 disregarding any estimates of forfeitures relating to service-based vesting conditions. Performance-based RSUs and PSUs are valued at the grant date based upon the probable outcome of the performance metrics. Therefore, the amounts under the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. Stock Awards in this table for fiscal 2020 consists of Mr. Bonney’s board transition grant of 70,821 RSUs in full settlement of the amounts owed to Mr. Bonney for his service to the Company as Executive Chair.  Stock Awards in this table for fiscal 2019 consist of:; for Mr. Kielczewski, his fiscal 2019 LTI award of RSUs valued at $79,500 and PSUs valued at target at $79,500; Mr. Terino, his fiscal 2019 LTI award of RSUs valued at $79,500 and PSUs valued at target at $79,500; for Mr. Faubert, his fiscal 2019 LTI award of RSUs valued at $39,750 and PSUs valued at target at $39,750; and for Mr. McEvoy, his fiscal 2019 LTI award of RSUs valued at $39,750 and PSUs valued at target at $39,750.

(2)

The amounts shown under the “Option Awards” column represent the aggregate grant date fair value of the applicable option awards, as computed in accordance with ASC 718 disregarding any estimates of forfeitures relating to service-based vesting conditions.  Option Awards in this table for fiscal 2020 consist of: for Mr. Aloni, an award of stock options relating to his service as Office of the CEO from February 25, 2019 until April 4, 2019 valued at $32,855, an award of stock options for employee retention valued at $87,150 and an award of stock options on his promotion to President and Chief Executive Officer valued at $271,760; for Mr. Prinn, a new hire award of stock options valued at $141,830; for Mr. Kielczewski, an award of stock options relating to his service as Office of the CEO from February 25, 2019 until April 4, 2019 valued at $32,855 and an award of stock options for employee retention valued at $69,720; for Mr. Hassler, a new hire award of stock options valued at $39,600, an award of stock options for employee retention valued at $52,290 and an award of stock options on his promotion to Chief Commercial Officer and Senior Vice President valued at $101,910; and for Mr. Faubert, an award of stock option relating to his service as Office of the CEO from February 25, 2019 until April 4, 2019 valued at $32,855.  Option Awards in this table for fiscal 2019 consist of: for Mr. Kielczewski, an award of stock options relating to his promotion as Chief Technology Officer valued at $80,870 and a fiscal 2019 LTI award of stock options valued at $116,235; for Mr. Terino, a fiscal 2019 LTI award of stock options valued at $154,980; for Mr. Faubert, a fiscal 2019 LTI award of stock options valued at $77,490; and for Mr. McEvoy, a fiscal 2019 LTI award of stock options valued at $77,490.

(3)

The Non-Equity Incentive Plan Compensation column reflects for fiscal 2019 and 2020 cash awards under performance-based compensation plans from the satisfaction of pre-established performance criteria.

(4)

The All Other Compensation column includes Company contributions to a named executive officer’s 401(k) Plan account, perquisites and other personal benefits received by a named executive officer to the extent such benefits exceeded $10,000 in the aggregate relating to the fiscal year.  For fiscal 2020, Mr. Kielczewski received an additional $213,916 relating to Mr. Kielczewski’s relocation to and living expenses in the U.S. for his 16-month U.S. assignment. For fiscal 2019, Mr. Kielczewski received an additional $80,293 relating to Mr. Kielczewski’s relocation to the U.S. for his 16-month U.S. assignment. The $80,293 includes a tax “gross-up” of $21,548 pursuant to the terms of Mr. Kielczewski’s December 10, 2018 compensation letter.  For fiscal 2020, Mr. McEvoy received severance compensation pursuant to the Employee Separation Agreement and General Release which is further described on page 25.

(5)

Mr. Aloni was appointed Chief Commercial Officer on January 2, 2019, then appointed as the President and Chief Executive Officer on August 29, 2019. Mr. Aloni’s fiscal 2020 compensation includes compensation paid to Mr. Aloni in fiscal 2020 for his position as Chief Commercial Officer, as a member of the Office of the CEO and as Chief Executive Officer.  Mr. Aloni does not receive compensation for his service as a director.

(6)

Mr. Prinn joined the Company on October 8, 2019 as the Chief Financial Officer, Senior Vice President and Treasurer.  The compensation paid in fiscal 2020 is only for the period of October 8, 2019 through January 31, 2020.

(7)

Mr. Kielczewski was appointed Chief Technology Officer on November 29, 2018. Mr. Kielczewski’s fiscal 2019 compensation includes compensation paid to Mr. Kielczewski in fiscal 2019 prior to Mr. Kielczewski’s appointment as Chief Technology Officer.

(8)

Mr. Hassler was appointed Chief Commercial Officer on August 29, 2019. Mr. Hassler’s fiscal 2020 compensation includes compensation paid to Mr. Hassler in fiscal 2020 prior to Mr. Hassler’s appointment as Chief Commercial Officer.

(9)

Mr. Terino resigned as the Chief Executive Officer and director of the Company on February 24, 2019, as previously reported on a Form 8-K filed with the SEC on February 26, 2019. The compensation paid in fiscal 2020 is for the period February 1, 2019 through his termination date of February 24, 2019.

(10)

Mr. Bonney was appointed Executive Chair on April 4, 2019, as previously reported on a Form 8-K filed with the SEC on April 5, 2019; resigned as Executive Chair on October 1, 2019, but remained with the Company as the Chairman of the Board; and retired as Chairman of the Board on December 3, 2019, as previously reported on a Form 8-K filed with the SEC on December 4, 2019.  The compensation in the above table only reflects Mr. Bonney’s compensation as Executive Chair from April 4, 2019 through October 1, 2019.  The compensation paid to Mr. Bonney for his service as a non-employee director of the Company from February 1, 2019 through April 3, 2019 and October 1, 2019 through his retirement on December 3, 2019 are described under the section entitled “Director Compensation”, and these amounts are not included in the above table.

(11)	Mr. McEvoy’s employment with the Company as the General Counsel, Senior Vice President & Secretary terminated on September 30, 2019.
(12)

Mr. Faubert’s employment with the Company as the Chief Financial Officer, Senior Vice President & Treasurer terminated on October 8, 2019 as previously reported on a Form 8-K filed with the SEC on October 8, 2019.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended January 31, 2020.

				Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant Date			Threshold ($)	Target ($)	Maximum ($)	or Units (1) (#)	Options (1) (#)	Awards ($/Sh)	Awards ($)
Yossi Aloni	1/2/2019	(2)		—	151,667	N/A	—	—	—	—
	5/5/2019	(3)		20,854	37,917	49,292	—	—	—	—
	6/11/2019	(4)		—	—	—	—	125,000	1.43	87,150
	6/25/2019	(5)		—	—	—	—	50,000	1.35	32,855
	9/4/2019	(6)		98,541	179,166	232,916	—	200,000	2.70	271,760

Michael Prinn	10/8/2019	(7)		26,219	47,671	61,972	—	100,000	1.80	141,830

Marek Kielczewski	5/5/2019	(3)		82,500	150,000	195,000	—	—	—	—
	6/11/2019	(4)		—	—	—	—	100,000	1.43	69,720
	6/25/2019	(5)		—	—	—	—	50,000	1.35	32,855

Chad Hassler	2/11/2019	(8)		—	145,833	N/A	—	50,000	1.62	39,600
	6/11/2019	(4)		—	—	—	—	75,000	1.43	52,290
	9/4/2019	(9)		—	125,000	N/A	—	75,000	1.35	101,910

Edward Terino				—	—	—	—	—	—	—

Mark Bonney	4/4/2019	(10)		—	—	—	230,769	—	—	300,000
	5/5/2019	(3)		140,250	255,000	331,500	—	—	—	—
	12/3/2019	(11)		—	—	—	70,821	—	—	250,000

David McEvoy	5/5/2019	(3)	(12)	100,650	183,000	237,900	—	—	—	—

Peter Faubert	5/5/2019	(3)	(13)	102,300	186,000	241,800	—	—	—	—
	6/25/2019	(5)		—	—	—	—	50,000	1.35	32,855

(1)

The grants under the “All Other Stock Awards: Number of Shares of Stock or Units” column and under the “All Other Option Awards: Number of Securities Underlying Options” column represent the number of RSUs and options, respectively, subject to time-based vesting.

(2)

As Chief Commercial Officer of the Company, Mr. Aloni was entitled to participate in the Aloni SICP and had a target payout of $260,000 in commissions upon achievement of the goals under the Aloni SICP.  Upon Mr. Aloni’s appointment as the President and Chief Executive Officer of the Company on August 29, 2019, the Committee determined that Mr. Aloni’s fiscal 2020 bonus would be determined by Mr. Aloni’s performance under the Aloni SICP and the Aloni CCO fiscal 2020 STI for 7/12’s of the year and under the Aloni CEO fiscal 2020 STI for 5/12’s of the year.  The amount entered is 7/12’s of the $260,000 annual target.

(3)	These awards were made pursuant to the fiscal 2020 STI adopted on May 5, 2019.
(4)	One third of the stock options will vest annually on June 11, 2020, June 11, 2021 and June 11, 2022.
(5)

This option grant was additional compensation for the executive’s officer’s service as a member of the Office of the CEO for the period February 25, 2019 through April 4, 2019.  One third of the stock options will vest annually on June 25, 2020, June 25, 2021 and June 25, 2022.  For Mr. Faubert, this grant was cancelled in connection with his termination of employment from the Company.

(6)

As Chief Executive Officer of the Company, Mr. Aloni was entitled to participate in the Aloni CEO fiscal 2020 STI with a target payout of 100% of Mr. Aloni’s base salary as the Chief Executive Officer.  Upon Mr. Aloni’s appointment as the President and Chief Executive Officer of the Company on August 29, 2019, the Committee determined that Mr. Aloni’s fiscal 2020 bonus would be determined by Mr. Aloni’s performance under the Aloni SICP and Aloni CCO fiscal 2020 STI for 7/12’s of the year and under the Aloni CEO fiscal 2020 STI for 5/12’s of the year.  The amount entered is 5/12’s of the $430,000 annual target.  Twenty-five percent (25%) of the 200,000 stock options will vest on September 4, 2020, and the remainder will vest quarterly in equal amounts of 6.25% over the twelve quarters starting on December 4, 2020 and ending on September 4, 2023.

(7)

Mr. Prinn’s employment offer letter set Mr. Prinn’s target bonus at 50% of his $300,000 annual base salary, prorated from his start date until January 31, 2020 for a target bonus of $47,250 for fiscal 2020.  In addition, Mr. Prinn also received a minimum guaranteed bonus in fiscal 2020 of $50,000 or $61,972.  Thus Mr. Prinn is eligible to receive the higher of the minimum guaranteed bonus of $50,000 or the amount he would be entitled pursuant to the fiscal 2020 STI.  One third of the 100,000 stock options will vest annually on October 8, 2020, October 8, 2021 and October 8, 2022.

(8)

As Vice President, of North America Sales of the Company, Mr. Hassler was entitled to participate in the Hassler VP SICP and had a target payout of $250,000 of commissions on the achievement of the goals under the Hassler VP SICP.  On Mr. Hassler’s appointment as Chief Commercial Officer of the Company on August 29, 2019, the Committee determined that Mr. Hassler’s fiscal 2020 bonus would be determined by Mr. Hassler’s performance under the Hassler VP SICP for 7/12’s of the year and under the Hassler CCO SICP for 5/12’s of the year.  The amount entered is 7/12’s of the $250,000 annual target.  One third of the 50,000 stock options will vest annually on February 11, 2020, February 11, 2021 and February 11, 2022.

(9)

As Chief Commercial Officer of the Company, Mr. Hassler received a revised sales incentive compensation plan that had a target payout of $300,000 of commissions on the achievement of the goals under the Hassler CCO SICP.  On Mr. Hassler’s appointment as the Chief Commercial Officer of the Company on August 29, 2019, the Committee determined that Mr. Hassler’s fiscal 2020 bonus would be determined by Mr. Hassler’s performance under the Hassler VP SICP for 7/12’s of the year and under the Hassler CCO SICP for 5/12’s of the year.  The amount entered is 5/12’s of the $300,000 annual target.  One third of the 75,000 stock options will vest annually on September 4, 2020, September 4, 2021 and September 4, 2022.

(10)

On April 4, 2019 Mr. Bonney was appointed Executive Chair of the Company and received an award of 230,769 DSUs to vest in two equal annual tranches.  One half of the RSUs would have vested on April 4, 2020, and the remainder of the RSUs would have vested on April 4, 2021.  This grant was cancelled on December 3, 2019.

(11)

On December 3, 2019, Mr. Bonney’s April 4, 2019 award of 230,769 DSUs were cancelled, and Mr. Bonney received a replacement grant of 70,821 DSUs in full satisfaction of all bonus payments and equity awards for Mr. Bonney’s service as Executive Chair. The 70,821 DSUs vested on April 4, 2020.

(12)

Mr. McEvoy’s employment with the Company terminated on September 30, 2019, and Mr. McEvoy was paid $24,400 in full satisfaction of fiscal 2020 bonus entitlement as part of his Employee Separation Agreement and General Release.

(13)	No bonus payment was made to Mr. Faubert when his employment with the Company terminated.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at January 31, 2020 granted to each of SeaChange’s named executive officers:

	Options Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Yossi Aloni	66,667	133,333	—	1.43	1/2/2029	99,999	443,996
	50,000	—	100,000	1.59	1/31/2029
	—	125,000	—	1.43	6/11/2029
	—	50,000	—	1.35	6/25/2029
	—	200,000	—	2.70	9/4/2029

Michael Prinn	—	100,000	—	2.80	10/8/2029	—	—

Marek Kielczewski	75,000	25,000	—	3.50	5/5/2026	74,998	332,991
	30,612	—	—	2.42	1/31/2027
	33,334	16,666	—	2.60	10/11/2027
	50,000	—	25,000	3.33	1/31/2028
	33,333	66,667	—	1.68	11/29/2028
	50,000	—	100,000	1.59	1/31/2029
	—	100,000	—	1.43	6/11/2029
	—	50,000	—	1.35	6/25/2029

Chad Hassler	—	50,000	—	1.62	2/11/2029	—	—
	—	75,000	—	1.43	6/11/2029
	—	75,000	—	2.70	9/4/2029

Edward Terino	—	—	—			—	—

Mark Bonney	—	—	—			70,821	314,445

David McEvoy (3)	5,000	—	—	8.15	6/15/2020	—	—
	26,967	—	—	6.05	6/15/2020
	16,743	—	—	2.42	6/15/2020
	66,667	—	—	3.33	6/15/2020
	33,334	—	—	1.59	6/15/2020

Peter Faubert	—	—	—			—	—

(1)

All options in the table above were granted under the Company’s Second Amended and Restated 2011 Compensation and Incentive Plan. The long-term incentive award stock options listed in the column, “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” will vest annually in equal tranches over three years from the grant date.

(2)

These columns show the number of shares of common stock represented by unvested RSUs and PSUs at January 31, 2020. The remaining vesting dates for these unvested RSUs and PSUs as of January 31, 2020 were as follows:

Name	Number of Restricted Stock Units That Have Not Vested	Date of Grant	Vesting Dates
Yossi Aloni	33,333	1/2/2019	1/2/2021, 1/2/2022
	33,333	1/31/2019	1/31/2021, 1/31/2022
	33,333	1/31/2019	1/31/2021, 1/31/2022

Michael Prinn	-

Marek Kielczewski	4,166	1/31/2018	1/31/2021
	4,166	1/31/2018	1/31/2021
	33,333	1/31/2019	1/31/2021, 1/31/2022
	33,333	1/31/2019	1/31/2021, 1/31/2022

Chad Hassler	-

Edward Terino	-

Mark Bonney	70,821	12/3/2019	4/4/2020

David McEvoy	-

Peter Faubert	-

(3)

Mr. McEvoy’s equity grants were permitted to vest and options to be exercised, both until June 15, 2020 pursuant to the terms of his Employee Separation Agreement and General Release Agreement described on page 25.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of SeaChange’s named executive officers for fiscal 2020:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Yossi Aloni	—		—	33,334	138,336
Michael Prinn	—		—	—	—
Marek Kielczewski	—		—	69,100	306,804
Chad Hassler	—		—	—	—
Edward Terino	—	(2)	—	—	—
Mark Bonney (3)	—	(2)	—	—	—
David McEvoy	—	(2)	—	43,065	191,209
Peter Faubert	—	(2)		54,869	243,618

(1)

The value realized upon vesting of the RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.

(2)	The information provided regarding the exercise of option awards for Messrs. Terino, Bonney, McEvoy and Faubert is through their respective employment termination dates with the Company.
(3)

The information provided for Mr. Bonney only reflects those stock awards earned in his capacity as Executive Chair of the Company.  Please see “Director Compensation Fiscal 2020” on page 14 for information regarding stock awards granted to Mr. Bonney in connection with his service as a non-employee director.

Pension Benefits

SeaChange does not offer pension benefits to its employees other than its broad-based 401(k) defined contribution plan.

Nonqualified Deferred Compensation

SeaChange does not offer nonqualified defined contribution or other nonqualified deferred compensation plans to its employees.

Potential Payments upon Termination or Change in Control

Messrs. Aloni, Prinn, Kielczewski and Hassler are each party to a Change in Control Agreement with SeaChange. The Change in Control Agreements provide for benefits upon termination of the executives’ employment for “Cause” or with “Good Reason” (as such terms are defined in the Change in Control Agreements) following a change in control or sale of SeaChange (commonly referred to as “double trigger”) and do not contain any tax gross-up provisions. SeaChange entered into these agreements to reflect current best pay practices, while continuing to provide an incentive for each executive to remain with SeaChange leading up to and following a Change in Control.

Under the Change in Control Agreements, a “change in control” means any of the following:

(i)

the members of the Board at the beginning of any consecutive 12-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 12-calendar-month period, shall be deemed to be an Incumbent Director;

(ii)

any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares of stock representing in the aggregate fifty percent (50%) or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any);

(iii)

there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)

any corporation or other legal person, pursuant to a tender offer, exchange offer, purchase of stock (whether in a market transaction or otherwise) or other transaction or event acquires securities representing forty percent (40%) or more of the combined voting power of the voting securities of the Company, or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act) of securities representing forty percent (40%) or more of the combined voting power of the voting securities of the Company.

Under the Change in Control Agreements, “cause” means any of the following:

(i)	the executive’s engaging in willful and repeated gross negligence or gross misconduct;
(ii)	the executive’s breaching of a material fiduciary duty to the Company; or
(iii)

the executive’s being convicted of a felony, in either case, to the demonstrable and material injury to the Company. For purposes of the definition of “cause”, no act, or failure to act, on the executive’s part, shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that any act or omission was in the best interest of the Company.

Under the Change in Control Agreements, “good reason” generally means, without the express written consent of the executive, the occurrence after a Change in Control of any of the following circumstances:

(i)

the material reduction of the executive’s title, authority, duties or responsibilities, or the assignment to the executive of any duties inconsistent with executive’s position, authority, duties or responsibilities from those in effect immediately prior to the Change in Control;

(ii)

a requirement that the executive report to anyone other than the Board and/or the chief executive officer of the acquiring entity and/or the chief business officer of the applicable business unit of the acquiring company;

(iii)	a material reduction in the budget over which the executive retains authority from that which exists as of immediately prior to the Change in Control;
(iv)	a reduction in the executive’s base salary as in effect immediately before the Change in Control;
(v)

a material reduction in the executive’s annual bonus opportunity or annual target long-term incentive compensation opportunity (whether payable in cash, shares of Stock or a combination thereof) as in effect on the Change in Control; provided, that for the avoidance of doubt, a material reduction of such annual target long-term incentive compensation opportunity shall not be deemed to occur if such opportunity becomes payable solely in cash;

(vi)

the Company’s requiring the executive to be based at any other geographic location more than 50 miles from that location at which the executive primarily performed executive’s services immediately prior to the occurrence of a Change in Control (or, in the case of Mr. Kielczewski, 50 miles from Mr. Kielczewski’s domicile), except for required travel on the Company’s business to an extent substantially consistent with executive’s business travel obligations immediately prior to such Change in Control;

(vii)	the failure of the Company to obtain a reasonable agreement from any successor to assume and agree to perform the Change in Control Agreement to which the executive is a party;
(viii)	the failure of the Company to pay the executive any amounts due thereunder; or
(ix)	any material breach by the Company of the Change in Control Agreement to which the executive is a party.

Under the Change in Control Agreements, if an executive’s equity award, other than a performance-based equity award (such as PSUs or market-based stock options), is continued, assumed or substituted following a change in control and the executive’s employment is terminated within two years after the change in control by the employer without cause or by the executive for good reason (a “Covered Termination”), then such equity award would be accelerated in full. PSUs would continue to be governed by their existing terms. In addition, if a Covered Termination occurs, the executive would be entitled to receive a cash amount as severance equal to the sum of (a) one times his base salary, plus (b) 150% of the executive’s target annual bonus for the fiscal year in which the Covered Termination occurs, plus (c) $62,000, being an amount corresponding to medical and other benefits during the post-employment period.

As a condition to the receipt by the executive officer of any payment or benefit under the Change in Control Agreements, the executive officer must first execute a valid, binding and irrevocable general release in favor of SeaChange and in a form reasonably acceptable to SeaChange.

The following table shows, for the named executive officers with SeaChange as of the close of business on January 31, 2020, the payments to which Messrs. Aloni, Prinn, Kielczewski and Hassler would have been entitled pursuant to their Change in Control Agreement in the event of a Covered Termination after with a change in control occurring on such date.

Potential Payments upon Termination Associated with a Change in Control

Name	Salary (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Equity Incentive Plan Compensation (2) ($)	Benefits ($)	Equity Awards (3) ($)
Yossi Aloni	430,000	553,125	—	62,000	369,999
(Covered Termination)

Michael Prinn	300,000	75,000	—	62,000	164,000
(Covered Termination)

Marek Kielczewski	250,000	225,000	—	62,000	249,746
(Covered Termination)

Chad Hassler	300,000	406,250	—	62,000	497,250
(Covered Termination)

Edward Terino	—	—	—	—	—
(Actual Termination) (4)

Mark Bonney	—	—	250,000	—	—
(Actual Termination) (5)

David McEvoy	105,577	24,400	—	—	166,491
(Actual Termination) (6)

Peter Faubert	—	—	—	—	—
(Actual Termination) (7)

(1)	The amounts reflect one times annual base salary.

(2)

The amounts shown in the Non-Equity Incentive Plan Compensation and Equity Incentive Plan Compensation columns reflect payment of 150% of the executive’s target amount under the fiscal 2020 STI in connection with a Covered Termination.

(3)

The Covered Termination amounts reflect the value of all unvested stock options, RSUs and PSUs that would vest as a result of the termination. The amounts are based on (i) in the case of accelerated options, the excess of the SeaChange January 31, 2020 closing common stock price over the applicable exercise price, (ii) in the case of accelerated RSUs, the SeaChange closing common stock price as of January 31, 2020 multiplied by the number of unvested RSUs as of January 31, 2020, and (iii) in the case of accelerated 2018 and 2019 PSUs, fifty percent (50%) of the target award for prospective periods.

(4)

Mr. Terino resigned as the Chief Executive Officer and Director of the Company on February 24, 2019, as previously reported on a Form 8-K filed with the SEC on February 26, 2019.  Mr. Terino did not receive any severance benefits in connection with his separation.

(5)

Mr. Bonney resigned as the Executive Chair of the Company on October 1. 2019, and as the Chairman of the Board and director on December 3, 2019.  Mr. Bonney entered into a Board Transition Agreement effective December 3, 2019, pursuant to which Mr. Bonney received a grant of approximately $250,000 worth of RSUs (70,821 RSUs) to vest on April 4, 2020, in full satisfaction of the payment obligations to Mr. Bonney as Executive Chair.

(6)

Mr. McEvoy’s employment as the General Counsel of the Company terminated on September 30, 2019.  Mr. McEvoy and the Company entered into an Employee Separation Agreement and General Release, pursuant to which Mr. McEvoy received (i) $105,577 in severance pay, (ii) continued vesting of his equity award grants until June 15, 2020 and (iii) $24,400 in satisfaction of Mr. McEvoy’s fiscal 2020 annual bonus payment.

(7)	Mr. Faubert resigned as Chief Financial Officer of the Company on October 8, 2019. Mr. Faubert did not receive any severance benefits upon his separation.

Termination without Cause Other Than in Association with a Change in Control

Messrs. Aloni, Prinn, Kielczewski and Hassler are each party to an offer letter governing the terms of their employment. The offer letters provide for the following benefits upon termination other than in association with a change in control (as described above):

•

Messrs. Aloni, Prinn and Hassler are entitled to the following upon the executive’s termination by SeaChange without “cause” (as defined in their respective Change in Control Agreements), so long as the executive is not entitled to payment pursuant to his Change in Control Agreement in connection therewith: (i) a one-time payment in an amount equal to the sum of 12 months of the executive’s base salary, payable over 12 months in equal monthly instalments, subject to applicable withholding, and (ii) an amount of the executive’s annual bonus (or, in the case of Mr. Hassler, his commission) determined based on performance targets pro-rated to the date of termination and based on actual performance through date of termination (with the RSU portion of the annual award to be subject to vesting on the last day of the following fiscal year). Severance under Messrs. Aloni, Prinn and Hassler’s offer letters is subject to the executive’s execution of a general release and satisfaction agreement, in form and substance acceptable to the SeaChange (which shall include, without limitation, a non-compete provision of one year). If he were terminated on January 31, 2020, Mr. Aloni would have been entitled to severance of $1,168,749. If he were terminated on January 31, 2020, Mr. Prinn would have been entitled to severance of $514,000. If he were terminated on January 31, 2020, Mr. Hassler would have been entitled to severance of $1,068,083.

•	Mr. Kielczewski’s offer letter does not provide for any compensation upon his termination by SeaChange (other than as provided for under Mr. Kielczewski’s Change in Control Agreement).
•	None of Messrs. Aloni, Prinn, Kielczewski and Hassler are entitled to severance benefits upon termination for Good Reason other than in connection with a Change in Control.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Andrew Sriubas, Chairman

Robert Pons

Jeffrey Tuder

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Sriubas (Chairman) and Messrs. Pons and Tuder. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of SeaChange or any of its subsidiaries, was formerly an officer of SeaChange or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of SeaChange served as a member of the compensation committee of another entity (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors), one of whose executive officers served as a director of SeaChange.

PROPOSAL NO. II

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Exchange Act, the Company is providing stockholders with the opportunity at the Annual Meeting of Stockholders to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the stockholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the heading “Compensation Discussion and Analysis.”

The Board has implemented an executive compensation program that rewards performance. The executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to SeaChange’s success and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, incentive compensation and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved, which we believe aligns the interests of our executives with that of our stockholders. We believe that the variability in these payouts indicates that our annual compensation plans effectively reward our executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance, thereby aligning the interests of our executive team with that of our stockholders.  The Committee retains discretion as to final payouts under the incentive compensation plans to ensure the goals of the overall program are met.

Accordingly, payouts under our executive compensation incentive plan in recent years have reflected the variability in our financial performance. In both fiscal 2017 and 2019, when we did not achieve pre-established financial performance targets under the applicable short-term incentive plan, payouts were limited to the portion of the award based on individual performance objectives.  In contrast, in fiscal 2018, when we experienced improved financial performance versus the prior fiscal year and financial performance above pre-established thresholds with respect to revenue and above target with respect to non-GAAP operating income, payouts were made with respect to both financial and individual performance objectives.  In fiscal 2020, financial performance was above threshold with respect to non-GAAP operating income, and payouts were made with respect to that financial performance objective.  Due to the extensive turnover of the membership of the Board and the management team during fiscal 2020, the Committee did not believe it appropriate to condition the receipt of the named executive officers’ short-term incentive awards on additional individualized criteria for fiscal 2020, and accordingly did not set individualized performance objectives for fiscal 2020. The Committee elected to pay out the full amount of what would have been the payout for the individualized goals in order to retain the newly appointed management team.  The Committee did not believe that the total bonus payout was sufficient, and exercised its right to provide supplemental discretionary bonuses in order to motivate and retain its new management team and in recognition of the management team’s successful navigation of the unique challenges posed by the significant transitions throughout the year.

With respect to the long-term incentive plan, payouts showed similar variability with respect to the PSU component of the awards, with the fiscal 2017 awards being determined based on total shareholder return, and each of the fiscal 2018 and 2019 awards being based on financial performance compared to annually established metrics.  Similar to the short-term incentive awards, the vesting of the long-term incentive awards has fluctuated based on our recent financial performance, with no vesting for the portion of the fiscal 2018 and fiscal 2019 awards based on fiscal 2020 financial performance.

We believe that the variability in these payouts indicates that our annual compensation plans effectively reward our executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance, thereby aligning the interests of our executive team with that of our stockholders.

We pay careful attention to any feedback we receive from our stockholders about our executive compensation, including the annual “Say-on-Pay” vote. While we had already approved our fiscal 2020 compensation plan by the time we held our “Say-on-Pay” vote in July 2019, we considered the stockholder advisory vote in the implementation of our fiscal 2020 compensation plan and in formulating our fiscal 2021 compensation plan. This consideration included reaching out to certain large stockholders to discuss and seek input on our compensation plans.

The Board urges stockholders to read the Compensation Discussion and Analysis beginning on page 18 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 32 through 42 of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

While the vote is advisory, the Board and the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements. It is currently expected that stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s Annual Meeting of Stockholders in 2021.

The Board unanimously recommends a vote “FOR” the approval of the Company’s executive compensation.

PROPOSAL NO. III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm for Fiscal 2021

The Audit Committee has appointed Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021.  The Board is asking stockholders to ratify this appointment.  Marcum LLP currently serves as the Company’s independent registered public accounting firm.

Grant Thornton LLP served as our independent registered public accounting firm for the fiscal years ended January 31, 2019 and 2018.  On September 9, 2019, the Audit Committee approved the dismissal of Grant Thornton LLP as the Company’s independent registered public accounting firm.

The audit reports of Grant Thornton LLP on the consolidated financial statements of the Company for the fiscal years ended January 31, 2019 and 2018 and the audit report of Grant Thornton LLP on the effectiveness of internal control over financial reporting for the Company as of January 31, 2019 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two fiscal years ended January 31, 2019 and 2018 and through September 9, 2019, (i) there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton LLP would have caused Grant Thornton LLP to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements, and (ii) there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Effective September 9, 2019, the Audit Committee engaged Marcum LLP as the Company’s new independent registered public accounting firm. During the fiscal years ended January 31, 2019 and 2018 and through September 9, 2019, neither the Company nor anyone acting on its behalf consulted Marcum LLP with respect to any matter whatsoever, including without limitation with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

The disclosures above were originally made in a Current Report on Form 8-K filed by us with the SEC on September 10, 2019 (the “Form 8-K”). We provided Grant Thornton LLP with a copy of the disclosures in the Form 8-K and requested that Grant Thornton LLP furnish us with a letter addressed to the SEC stating whether or not Grant Thornton LLP agreed with the above statements and, if not, stating the respects in which it did not agree. A copy of the letter, dated September 9, 2019, furnished by Grant Thornton LLP in response to that request, was filed as Exhibit 16.1 to the Form 8-K. We also provided Grant Thornton LLP with a copy of these proxy statement disclosures in advance of filing the proxy statement with the SEC, and they confirmed their agreement with the statements concerning them.

Representatives of Marcum LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. They will also be available to answer questions. Representatives of Grant Thornton LLP are not expected to be present at the Annual Meeting.

The Board has put the ratification of the selection of Marcum LLP before the stockholders because the Board believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment of Marcum LLP is not ratified, the Audit Committee will first review the basis for the stockholder vote and SeaChange’s relationship with Marcum LLP and will then take such action as it deems necessary.

The Board unanimously recommends a vote “FOR” ratification of the appointment of SeaChange’s independent registered public accounting firm.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for services provided by Marcum LLP for the audit of our consolidated financial statements for the fiscal year ended January 31, 2020 and by Grant Thornton LLP for the audit of our consolidated financial statements for the fiscal year ended January 31, 2019, and other services rendered by Marcum LLP and Grant Thornton LLP during those respective years.

	2020	2019(2)
Audit Fees (1)	$697,853	$1,008,800
Audit-Related Fees	—	—
Tax Fees	—	119,180
All Other Fees	—	—
Total:	$697,853	$1,127,980

(1) Audit fees consist of the aggregate fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements, review of our internal consolidated financial statements, the audit of internal control over financial reporting and the review of SEC filings.

(2) All of the audit fees for the year ended January 31, 2019 were attributable to Grant Thornton LLP.

The Audit Committee of the Board has determined that the provision of the services as set out above is compatible with maintaining Marcum LLP’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and other non-audit services that may be provided by Marcum LLP, the independent registered public accounting firm. The policy identifies the principles that must be considered by the Audit Committee in approving these services to ensure that Marcum LLP’s independence is not impaired; describes the audit and audit-related, tax and other services that may be provided; and sets forth pre-approval requirements for all permitted services. To date, Audit Committee pre-approval has been sought for the provision of all services by Marcum LLP.

OTHER MATTERS

Expenses and Solicitation

All costs of solicitation of proxies will be borne by SeaChange. In addition to solicitations by mail, certain of SeaChange’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, e-mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward the Notice and proxy soliciting material to the owners of stock held in their names, and SeaChange will reimburse them for their reasonable out-of-pocket costs.

Certain Relationships and Related Transactions

SeaChange has adopted a written policy pursuant to the Second Amended and Restated Charter of the Audit Committee and the Charter of the Corporate Governance and Nominating Committee that all transactions between SeaChange and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and will be on terms no less favorable to SeaChange than could be obtained from unaffiliated third parties.

SEACHANGE INTERNATIONAL, INC.
ATTN: ELAINE MARTEL
500 TOTTEN POND ROAD
SUITE 400
WALTHAM, MA 02451

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

During The Meeting - Go to **www.virtualshareholdermeeting.com/SEAC2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

D18046-P41207 KEEP THIS PORTION FOR YOUR RECORDS

SEACHANGE INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

	For	Against	Abstain
1. To elect the following nominee to the Board of Directors to serve for a three-year term as a Class III Director:			
1a. Jeffrey Tuder	☐	☐	☐
2. To adopt, on an advisory basis, a resolution approving the compensation of SeaChange's named executive officers.	☐	☐	☐
3. To ratify the appointment of SeaChange's independent registered public accounting firm, Marcum LLP.	☐	☐	☐

SEACHANGE INTERNATIONAL, INC.  ATTN: DAVE MCEVOY  50 NAGOG PARK  ACTON, MA 01720   VOTE BY INTERNET -www.proxyvote.com   Use the Internet to transmit your voting instructions and for electronic delivery  of information up until 11:59 p.m. Eastern Time the day before the cut-off date  or meeting date. Have your proxy card in hand when you access the web site  and follow the instructions to obtain your records and to create an electronic  voting instruction form.   ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS   If you would like to reduce the costs incurred by our company in mailing proxy  materials, you can consent to receiving all future proxy statements, proxy  cards and annual reports electronically via e-mail or the Internet. To sign up  for electronic delivery, please follow the instructions above to vote using the  Internet and, when prompted, indicate that you agree to receive or access proxy  materials electronically in future years.   VOTE BY PHONE - 1-800-690-6903   Use any touch.tone telephone to transmit your voting Instructions up until   11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have  your proxy card in hand when you call and then follow the Instructions.  VOTE BY MAIL   Mark, sign and date your proxy card and return it in the postage-paid  envelope we have provided or return it to Vote Processing, c/o Broadridge,  51 Mercedes Way, Edgewood, NY 11717.   E79888-P25877 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0000381612_1 R1.0.1.17 SEACHANGE INTERNATIONAL, INC. ATTN: DAVE MCEVOY 50 NAGOG PARK ACTON, MA 01720 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our

SEACHANGE INTERNATIONAL, INC.   The Board of Directors recommends you vote FOR  the following:    1. Election of Class II Directors  Nominees: For Against Abstain   1a. Robert M. Pons !  !  !    1b. Andrew Sriubas !  !  !    The Board of Directors recommends you vote FOR proposal 2: For Against Abstain   2. To approve the Tax Benefits Preservation Plan. !  !  !  The Board of Directors recommends you vote FOR proposal 3: For Against Abstain   3. To adopt, on an advisory basis, a resolution approving the compensation of SeaChange's named executive officers. !  !  !  The Board of Directors recommends you vote FOR proposal 4: For Against Abstain   4. To ratify the appointment of SeaChange's independent registered public accounting firm, Grant Thornton LLP. !  !  !  For address change/comments, mark here.  !  (see reverse for instructions)   Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,  administrator, or other fiduciary, please give full title as such. Joint owners should each sign  personally. All holders must sign. If a corporation or partnership, please sign in full corporate  or partnership name by authorized officer.     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:   The Notice and Proxy Statement and Annual Report Combo is available at www.proxyvote.com.   E79889-P25877   SEACHANGE INTERNATIONAL, INC.    Annual Meeting of Stockholders to be held on July 11, 2019  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS    The undersigned, revoking all prior proxies, hereby appoints Peter Faubert and David McEvoy, and each of them, with full power of  substitution, as proxies to represent and vote all shares of common stock of SeaChange International, Inc. which the undersigned  would be entitled to vote if personally present at the Annual Meeting of Stockholders of SeaChange to be held on July 11, 2019  at 10:00 a.m. local time, at SeaChange's offices located at 50 Nagog Park, Acton, Massachusetts 01720 and at all adjournments  thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 24, 2019, a  copy of which has been received by the undersigned. The proxies are further authorized to vote, In their discretion, upon such  other business as may properly come before the meeting or any adjournments thereof.   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED  STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS  NAMED HEREIN, FOR THE APPROVAL OF THE TAX BENEFITS PRESERVATION PLAN, FOR THE APPROVAL OF EXECUTIVE  COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF SEACHANGE'S INDEPENDENT REGISTERED  PUBLIC ACCOUNTING FIRM.   Address Changes/Comments: _______________________________________________________________________________   (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)   Continued and to be signed on reverse side